Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

November 30, 2011

by and among

NMI HOLDINGS, INC.

and

MAC FINANCIAL LTD.

Exhibit 2.1

Table of Contents
Page

ARTICLE I SALE AND PURCHASE OF SHARES		1
1.1	Certain Terms	1
1.2	Sale and Purchase of the Purchased Shares	1

ARTICLE II PURCHASE PRICE, CLOSING AND RELATED MATTERS		2
2.1	Purchase Price	2
2.2	Closing	2
2.3	Closing Deliveries	2
2.4	Closing Expenses	4
2.5	Withholding Taxes	5
2.6	Effect of Failure to Obtain GSE Approval	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER		6
3.1	Organization and Good Standing	7
3.2	Capitalization of the Purchased Subsidiary	7
3.3	Authorization; Enforceability	7
3.4	No Conflict	7
3.5	Governmental Consents	8
3.6	Legal Compliance	8
3.7	Licenses, Permits and Orders	9
3.8	Litigation	9
3.9	Financial Statements	10
3.10	Sufficiency of Assets; Condition	10
3.11	Absence of Certain Changes or Events	11
3.12	Intellectual Property	11
3.13	Purchased Subsidiary Contracts	13
3.14	Employee Benefits	14
3.15	Taxes	15
3.16	Insurance	17
3.17	Security Programs	17
3.18	Brokers' Fees	17
3.19	Intercompany Arrangements	18
3.20	No Other Representations or Warranties	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		18
4.1	Organization and Good Standing	18
4.2	Capitalization of the Buyer	18
4.3	Authorization; Enforceability	18
4.4	No Conflict	19
4.5	Governmental Consents	19
4.6	Litigation	19
4.7	Brokers' Fees	19

Exhibit 2.1

4.8	Financing	19
4.9	Independent Assessment	19
4.10	No Other Representations or Warranties	20

ARTICLE V COVENANTS		20
5.1	Access and Investigation	20
5.2	Operation of the Business	21
5.3	Employment Matters	23
5.4	Efforts to Consummate	24
5.5	Efforts to Obtain Consents from Third Parties	25
5.6	Financing	26
5.7	Notification	27
5.8	No Negotiation	27
5.9	Non-Competition; Non-Solicitation	28
5.10	Confidential Information	29
5.11	Acknowledgment	29
5.12	Assumption of Liabilities	30
5.13	Tax Matters	30
5.14	Directors' and Officers' Insurance	32
5.15	Indemnification Insurance Policy	33

ARTICLE VI CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE		33
6.1	Accuracy of Representations	33
6.2	Performance	34
6.3	Completion of the 144A Offering	34
6.4	Consents	34
6.5	No Proceedings or Illegality	34
6.6	No Bankruptcy or Receivership	34
6.7	No Material Adverse Change	34
6.8	Closing Deliveries	34
6.9	Indemnification Insurance	35

ARTICLE VII CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE		35
7.1	Accuracy of Representations	35
7.2	Performance	35
7.3	Completion of the 144A Offering	35
7.4	Consents	35
7.5	No Proceedings or Illegality	35
7.6	No Bankruptcy or Receivership	36
7.7	Closing Deliveries	36

ARTICLE VIII TERMINATION		36
8.1	Termination Events	36
8.2	Effect of Termination	37

Exhibit 2.1

ARTICLE IX INDEMNIFICATION; REMEDIES		37
9.1	Survival of Representations, Warranties and Covenants	37
9.2	Indemnification	37
9.3	Defense of Third-Party Claims	39
9.4	Punitive Losses; Certain Offsets	41
9.5	Exclusive Remedy	41

ARTICLE X DEFINITIONS		42
10.1	Certain Definitions	42
10.2	General Interpretation	51

ARTICLE XI MISCELLANEOUS		52
11.1	Expenses	52
11.2	Press Releases and Public Announcements	52
11.3	Notices; Certain Consents	52
11.4	Dispute Resolution	53
11.5	Further Assurances	54
11.6	Amendments and Waivers	54
11.7	Entire Agreement	54
11.8	Assignments, Successors and No Third-Party Rights	54
11.9	Severability	54
11.10	No Merger or Continuation	54
11.11	Governing Law	55
11.12	Jurisdiction of Disputes	55
11.13	Counterparts; Facsimile	55

Schedule I: Retained Liabilities

Disclosure Schedule

Exhibit 2.1

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of November 30, 2011, by and among NMI Holdings, Inc., a Delaware corporation (the “Buyer”), and MAC Financial Ltd., a Bermuda exempted company (the “Seller”).
RECITALS
WHEREAS, the Seller holds all of the capital stock of MAC Financial Holding Corporation (the “Purchased Subsidiary”);
WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase the MAC Financial Holding Corporation Shares (the “Purchased Shares”) upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Boards of Directors and Stockholders of the Buyer and the Seller have each approved this Agreement and deemed it advisable for the Buyer and the Seller, respectively, to enter into this Agreement; and
WHEREAS, the Buyer and the Seller desire to make certain representations, warranties, covenants and agreements in connection with the sale and purchase of the Purchased Shares and related transactions and also to prescribe certain conditions to the sale and purchase of the Purchased Shares and related transactions as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

SALE AND PURCHASE OF SHARES

1.1    Certain Terms. Certain capitalized terms used in this Agreement have the definitions assigned to them in Article X.

1.2    Sale and Purchase of the Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, free and clear of all Encumbrances, all right, title and interest of the Seller in and to the Purchased Shares.

Exhibit 2.1

ARTICLE II

PURCHASE PRICE, CLOSING AND RELATED MATTERS

2.1    Purchase Price. In consideration of the sale and purchase of the Purchased Shares and subject to the terms and conditions of this Agreement (the aggregate amount payable by the Buyer to the Seller under this Section 2.1, the “Purchase Price”):

(a)The Buyer shall deliver to the Seller on the Closing Date (i) the number of shares of common stock of Buyer, par value $0.01 per share (“NMI Common Stock”) and Additional Securities, if any, equivalent to $2,500,000 divided by the Common Stock Sale Price and (ii) the number of NMI Warrants equivalent to $3,500,000 divided by the Warrant Purchase Price ((i) and (ii) collectively, the “Equity Consideration”).

(b)The Buyer shall instruct the Escrow Agent to release to the Seller cash payable by wire transfer of immediately available funds to the Seller's Account, within three (3) Business Days of receipt by the Buyer of GSE Approval, an amount equal to $2,500,000 (the “Cash Consideration”) less (i) any amounts reimbursed to the Seller by the Buyer in respect of Seller Operating Expense; (ii) 100% of the cost incurred by the Buyer to purchase the D&O Policies; (iii) 50% of the cost incurred by the Buyer to purchase the Indemnification Insurance Policy; and (iv) any amounts for which the Buyer has set off rights pursuant to Section 9.2(e) hereof (the “Escrowed Cash Consideration”).

2.2    Closing. The purchase and sale provided for in this Agreement and payment of the consideration described in Section 2.1(a) shall take place at a closing (the “Closing”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, New York at 10:00 a.m. (local time) on the third (3rd) Business Day following the date on which all conditions set forth in Articles VI and VII (other than conditions that relate to actions to be taken, or documents to delivered, at the Closing) have been satisfied or waived by the party or parties entitled to the benefit thereof in their sole discretion, or at such other time, date and place as the parties may agree (the “Closing Date”).

2.3    Closing Deliveries.

(a)    At or prior to the Closing, the Seller shall deliver to the Buyer:

(i)certificates evidencing the Purchased Shares to the extent that such Purchased Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto (the “Share Certificates”), to be held by the Escrow Agent until receipt of GSE Approval;

(ii)evidence that the Seller has, at the Seller's expense and without cost or other adverse consequence to the Buyer, sent all notices, made all filings and obtained all Consents and Orders required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(iii)all Ancillary Agreements to which the Seller is a party, dated the Closing Date and duly executed by the Seller;

Exhibit 2.1

(iv)    a certificate dated the Closing Date executed by the President or Chief Executive Officer or other authorized officer of the Seller certifying as to the satisfaction of each of the conditions set forth in Article VI (other than Section 6.3);

(v)    a certificate dated the Closing Date executed by the Secretary of the Seller certifying as to the director, stockholder and other resolutions authorizing the Transaction Documents;

(vi)    good standing certificates for the Seller, the Purchased Subsidiary and each of its Subsidiaries dated within five (5) days prior to the Closing Date from its jurisdiction of organization;

(vii)    evidence of the release of all Encumbrances on the Purchased Shares, if any;

(viii)    all documents obtained by the Seller pursuant to Section 6.4;

(ix)    duly executed certificates, on behalf of the Purchased Subsidiary and each of its Subsidiaries, of non-United States real property interest status, reasonably acceptable to the Buyer, substantially in the form specified in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(2); and

(x)    such other agreements, certificates, instruments and documents as the Buyer may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

(b)    At or prior to the Closing, the Buyer shall deliver to the Seller:

(i)the Equity Consideration, which Equity Consideration is to be held by the Escrow Agent until receipt by the Buyer of GSE Approval;

(ii)evidence that the Escrowed Cash Consideration has been placed in the Escrow Account (the Escrowed Cash Consideration, together with any interest thereon, the “Escrowed Cash” and, together with the Equity Consideration, the “Escrowed Amount”);

(iii)evidence that the Buyer has, at the Buyer's expense and without cost or other adverse consequence to the Seller, sent all notices, made all filings and obtained all Consents and Orders required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(iv)any amounts owed in respect of Transaction Related Expenses but unpaid by Buyer at the Closing in respect its obligations under Section 5.2(c)(ii) hereof;

(v)all Ancillary Agreements to which the Buyer is a party, dated the Closing Date and duly executed by the Buyer;

(vi)    a certificate dated the Closing Date executed by the President or Chief Executive Officer or other authorized officer of the Buyer certifying as to the satisfaction of each of the conditions set forth in Article VII;

(vii)    a certificate dated the Closing Date executed by the Secretary of the Buyer certifying as to the director, stockholder and other resolutions authorizing the Transaction Documents; and

Exhibit 2.1

(viii)    such other agreements, certificates, instruments and documents as the Seller may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

(c)    Upon receipt by the Buyer of GSE Approval:

(i)the Buyer shall instruct the Escrow Agent to deliver by wire transfer of immediately available funds the Escrowed Cash to the Seller's Account;

(ii)the Buyer shall instruct the Escrow Agent to release the Equity Consideration to the Seller;

(iii)the Seller shall instruct the Escrow Agent to release the Share Certificates to the Buyer; and

(iv)the Seller and the Buyer shall deliver to one another such other agreements, certificates, instruments and documents as the Seller or Buyer as applicable may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

2.4    Closing Expenses.

(a)    The Seller shall be responsible for and pay (i) the fees, commissions or other compensation to any broker, finder, investment banker or other Person engaged by the Seller with respect to the transactions contemplated by this Agreement, (ii) the legal and accounting fees of the Seller paid or incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and any other outstanding legal fees payable by the Seller or any of its Affiliates (including the Purchased Subsidiary and its Subsidiaries), whether or not related to this Agreement, (iii) all compensation, severance and similar amounts attributable to any period on or prior to the Closing, if any, payable to any officer, director or current or former employee or independent contractor of the Seller or any of its Affiliates, including the Purchased Subsidiary and its Subsidiaries, and all payroll, employment or similar Taxes thereon, (iv) the costs of the Seller's own personnel, counsel and other advisors associated with fulfilling the Seller's obligations under Section 5.4, (v) fifty percent (50%) of the Transfer Taxes, if any, (vi) the total amount of principal and interest due on the loan from the State of Wisconsin, (vii) any Indebtedness of the Seller and its Affiliates, including the Purchased Subsidiary and its Subsidiaries, that is not a Retained Liability and (viii) any amounts owed by the Seller or its Afilliates to CDW in excess of the CDW Retained Liability, including, without limitation, any legal fees, pre-judgment interest (as such term is used in the Specified Litigation) or penalty fees, or any other fees or expenses, in each case incurred by the Seller or any of its Affiliates as a result of the Specified Litigation (collectively, the “Seller Closing Expenses”). If the Buyer obtains GSE Approval and the Seller becomes entitled to receive the Cash Consideration, the Seller shall use the Cash Consideration to pay any Seller Closing Expenses not satisfied at the Closing.

(b)    The Buyer shall be responsible for and shall pay (i) the fees, commissions or other compensation to any broker, finder, investment banker or other Person engaged by the Buyer with respect to the transactions contemplated by this Agreement, (ii) the legal, accounting and audit fees of the Buyer, (iii) the out-of-pocket costs associated with obtaining, configuring, implementing, testing and launching the MAC Technology Platform following the date hereof, including obtaining, configuring, implementing, testing and launching commercially available “off-the-shelf” software and other Third Party software (including any license for such software) necessary for the use or operation of the MAC Technology Platform and not

Exhibit 2.1

transferable from the Seller or its Affiliates (including by reason of a Third Party withholding its Consent to such transfer or imposing a transfer fee, up-front license fee or other charge associated with the transfer of a license from the Seller to the Buyer), including any amounts paid by Buyer for optional or discretionary developments or improvements to improve the capacity, functionality or other features of the MAC Technology Platform from the capacity, functionality and other features in place immediately prior to the date hereof (the “Pre-Transaction MAC Technology Platform”), (iv) fifty percent (50%) of the Transfer Taxes, if any, and (v) the costs of Buyer's own personnel, counsel and other advisors associated with the fulfillment of the Buyer's obligations pursuant to Section 5.4 (collectively, the “Buyer Closing Expenses”).

2.5    Withholding Taxes. Notwithstanding any other provision in this Agreement, the Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by applicable Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller.

2.6    Effect of Failure to Obtain GSE Approval. If the Buyer is unable to obtain GSE Approval, the Buyer and the Seller shall take the following actions:

(a)    the Buyer and Seller shall deliver a notice to the Escrow Agent informing the Escrow Agent that GSE Approval has not been obtained and instructing the Escrow Agent to release the Escrowed Amount to the Buyer and to release the Purchased Shares to the Seller, provided, however, that the Buyer shall own all right, title and interest in any optional or discretionary developments or improvements to improve the capacity, functionality or other features of the Pre-Transaction MAC Technology Platform (the “Technology Improvements”) and the return of the Purchased Shares to the Seller shall in no event include the Technology Improvements;

(b)    the Buyer shall cancel all shares of NMI Common Stock and all NMI Warrants issued to the Seller as the Equity Consideration (and held in escrow by the Escrow Agent) on the books and records of the Buyer;

(c)     the Buyer and the Seller shall enter into an agreement terminating this Agreement and all Transaction Documents providing that such agreements are void and of no further force and effect (except as may be specified therein) and setting forth the rights and obligations of the parties post-termination, if any;

(d)    the Buyer shall pay and be responsible for all Liabilities incurred by the Purchased Subsidiary or any of its Subsidiaries as a result of actions taken by the Buyer or any of its Affiliates during the period beginning on the Closing Date until the release of the Purchased Shares as contemplated by Section 2.6(a) (the “Post-Closing Liabilities”) and shall deliver the Assets of the Purchased Subsidiary and each of its Subsidiaries to the Seller free and clear of all Encumbrances; and

(e)    the Buyer and the Seller shall deliver such other agreements, certificates, instruments and documents as may be reasonably necessary and shall cooperate in good faith with one another in order to unwind the transactions contemplated by this Agreement and the Ancillary Agreements (including to send notices to any affected Third Parties); provided that each party shall, except as otherwise set forth herein, bear its own costs to unwind the transactions contemplated by this Agreement and the Ancillary Agreements (including, for the avoidance of doubt, with respect to any regulatory filings required to be made with any Governmental Body).

Notwithstanding the foregoing, nothing in this Section 2.6 shall (i) relieve the Seller of its obligations to pay any Seller Closing Expenses or (ii) relieve the Buyer of its obligations to pay any Buyer Closing Expenses

Exhibit 2.1

or any amounts due to the Seller in respect of expenses incurred through the date of termination of this Agreement under Section 5.2(c)(i) or 5.2(c)(ii). To the extent that termination of this Agreement and the Ancillary Agreements results in a refund or reimbursement of any amounts paid in connection herewith or therewith, such reimbursement shall be owed to the party originally making payment thereof. In addition, the Seller shall not be responsible for reimbursing the Buyer for any amounts paid by the Buyer in respect of the Retained Liabilities or the Purchased Subsidiary Contracts, or to any Third Party as such payment relates to the MAC Technology Platform; provided, however, that any benefit of such payments made by the Buyer shall be retained by the Buyer and neither the Seller nor the Purchased Subsidiary or any of its Subsidiaries shall have any right, title or other ownership interest in any such benefit (subject to the provisions of Section 2.6(d)).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the corresponding section of the Disclosure Schedule (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty of the Seller herein and any other representation and warranty of the Seller contained herein to which its application or relevance is reasonably apparent on its face to a reader of such disclosure), the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date) as follows:
3.1    Organization and Good Standing. Immediately prior to and at the Closing, the Seller will be duly organized, validly existing and in good standing under the laws of Bermuda. Each of the Purchased Subsidiary and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. The Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. True, correct and complete copies of the Organizational Documents of each of the Seller, the Purchased Subsidiary and each of its Subsidiaries have been delivered to the Buyer.

3.2    Capitalization of the Purchased Subsidiary. The Purchased Shares are duly authorized, validly issued, fully paid and nonassessable and owned by the Seller, free and clear of all Encumbrances. Except for the Purchased Shares, any interest held by the Purchased Subsidiary or any of its Subsidiaries or as set forth in the Disclosure Schedule, there are no shares of common stock, preferred stock or other equity interests of the Purchased Subsidiary or any of its Subsidiaries authorized, reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Purchased Subsidiary or its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Purchased Subsidiary or any Subsidiary thereof, and no securities evidencing such rights are authorized, issued or outstanding. Neither the Purchased Subsidiary nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Purchased Subsidiary or its Subsidiaries on any matter.

3.3    Authorization; Enforceability. The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All corporate action on the part of the Seller, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents

Exhibit 2.1

and the performance of all obligations of the Seller hereunder and thereunder has been taken and no further authorization, approval or action by the holders of the Seller's common and/or preferred equity is or will be required to consummate the Closing. This Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies.

3.4    No Conflict.

(a)    The Seller is not in default under, and the execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any violation of, or default under, any provision of (i) any Organizational Documents of the Seller, the Purchased Subsidiary or any of its Subsidiaries, (ii) any Legal Requirement or any Order or (iii) any Contract to which the Seller, the Purchased Subsidiary or any of its Subsidiaries is a party or by which it, the Purchased Subsidiary or any of its Subsidiaries or any Asset of the Purchased Subsidiary or any of its Subsidiaries is bound, except in the case of this clause (iii) where any such conflict, violation or default has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchased Subsidiary or any of its Subsidiaries, including on the MAC Technology Platform. The execution, delivery and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision or an event which results in the creation of any Encumbrance upon any of the Purchased Shares or the assets or property of any of the Purchased Subsidiary, including the MAC Technology Platform (except an Encumbrance created in favor of the Seller by a Transaction Document), or gives rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller, the Purchased Subsidiary or any of its Subsidiaries or to a loss of any benefit to which the Seller, the Purchased Subsidiary or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Seller, the Purchased Subsidiary or any of its Subsidiaries or any of their respective Assets, except as provided under the Transaction Documents.

(b)    Except as set forth in Section 3.4(b) of the Disclosure Schedule, none of the Seller, the Purchased Subsidiary or any of its Subsidiaries is or will be required to give any notice to or make any filing with or obtain any Consent under any Contract to which it is a party or by which it, any of its Assets or any of its employees or independent contractors is bound in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchased Subsidiary or any of its Subsidiaries or any of their respective material Assets.

3.5    Governmental Consents. Except as set forth in Section 3.5 of the Disclosure Schedule, no notice to or filing with or other Consent or Order of any Governmental Body on the part of the Seller is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.6    Legal Compliance. Each of the Seller, the Purchased Subsidiary and its Subsidiaries is and has been in compliance in all material respects with all applicable Legal Requirements except as set forth in Section 3.6 of the Disclosure Schedule or where the failure to do so has not had and could not reasonably be

Exhibit 2.1

expected to have a Material Adverse Effect on the Purchased Subsidiary or any of its Subsidiaries or any of their respective material Assets. To the Knowledge of the Seller and except as set forth in Section 3.6 of the Disclosure Schedule, each director, officer, member, manager and employee of the Seller, the Purchased Subsidiary or any of its Subsidiaries engaged at any time in the development, use or operation of the Assets of the Purchased Subsidiary or any of its Subsidiaries (including the MAC Technology Platform), and each independent contractor providing services relating to the Assets of the Purchased Subsidiary or any of its Subsidiaries (including the MAC Technology Platform), is and has been in compliance with all applicable Legal Requirements relating to the development, use or operation of the Assets of the Purchased Subsidiary or any of its Subsidiaries (including the MAC Technology Platform) by them except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect on the Purchased Subsidiary or any of its Subsidiaries or on any of their respective material Assets. Except as set forth in Section 3.6 of the Disclosure Schedule, no Proceeding or notice has been filed, given, commenced or, to the Knowledge of the Seller threatened against the Seller, the Purchased Subsidiary or any of its Subsidiaries or any of their respective directors, officers, members, managers, employees or independent contractors alleging any failure to so comply.

3.7    Licenses, Permits and Orders. Except as set forth in Section 3.7 of the Disclosure Schedule, (a) no licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances or other permits of, to, from or with any Governmental Body (“Permits”), are held or required to be held (pursuant to applicable Legal Requirements or otherwise) by the Seller, the Purchased Subsidiary or any of its Subsidiaries or any of their respective directors, officers, employees or independent contractors applicable to the Assets of the Purchased Subsidiary and its Subsidiaries or the ownership, operation, use or maintenance thereof except for those the absence or violation of which could not reasonably be expected to have a Material Adverse Effect on the Assets of the Purchased Subsidiary or any of its Subsidiaries and (b) to the Knowledge of the Seller, no Permits are required to be held (pursuant to applicable Legal Requirements or otherwise) by the Buyer or any of its directors, officers, employees or independent contractors from or after the Closing applicable to the Assets of the Purchased Subsidiary or its Subsidiaries or the ownership, operation, use or maintenance thereof except for those the absence or violation of which could not reasonably be expected to have a Material Adverse Effect on the Purchased Subsidiary or any of its Subsidiaries, including on the MAC Technology Platform. Except as set forth in Section 3.7 of the Disclosure Schedule, none of the Seller, the Purchased Subsidiary or any of its Subsidiaries or any Assets of the Purchased Subsidiary or any of its Subsidiaries are subject to the provisions of any Order of any Governmental Body.

3.8    Litigation. There is no Proceeding pending or, to the Knowledge of the Seller, currently threatened against the Seller, the Purchased Subsidiary or any of its Subsidiaries that questions the validity of this Agreement or the right of the Seller to enter into or to consummate the transactions contemplated hereby or by any of the Transaction Documents, nor, to the Knowledge of the Seller, is there any basis for the foregoing. Section 3.8 of the Disclosure Schedule contains a complete and correct description of all Proceedings existing at any time during the three (3) years prior to the Closing Date (a) involving the Seller, the Purchased Subsidiary or any of its Subsidiaries which, if determined adversely, could have, individually or in the aggregate, a Material Adverse Effect on the Seller, the Purchased Subsidiary or any of its Subsidiaries or involving any Asset of the Purchased Subsidiary or any of its Subsidiaries or (b) in which the Seller, the Purchased Subsidiary or any of its Subsidiaries is a plaintiff or claimant and such Proceeding relates to any Asset of the Purchased Subsidiary. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Seller, currently threatened against or affecting the Seller, the Purchased Subsidiary or any of its Subsidiaries which, if determined adversely, could have, individually or in the aggregate, a Material Adverse Effect on the Seller, the Purchased Subsidiary or any of its Subsidiaries or involving any Asset of the Purchased Subsidiary or any of its

Exhibit 2.1

Subsidiaries and, to the Knowledge of the Seller, no basis for such a Proceeding exists. The foregoing includes, without limitation, Proceedings pending or threatened involving the prior employment or engagement of any employee or independent contractor of the Seller, the Purchased Subsidiary or any of its Subsidiaries, their use in connection with any Asset of the Purchased Subsidiary or any of its Subsidiaries of any information or techniques allegedly proprietary to any of their former employers or Persons for whom they previously provided services as an independent contractor, or their obligations under any agreements with any of them.

3.9    Financial Statements.

(a)    Delivery of Financial Statements. The Seller has delivered or previously made available to the Buyer the following financial statements (collectively, the “Unaudited Financial Statements”):

(i)    the unaudited combined financial statements of the Seller for each of the fiscal years ended December 31, 2009 and 2010; and

(ii)    the unaudited combined financial statements of the Seller for the nine months ended September 30, 2011.

(b)    Presentation of Unaudited Financial Statements. The Unaudited Financial Statements fairly present in all material respects the financial condition of the Seller and the Purchased Subsidiary and each of its Subsidiaries as of the respective dates thereof and the results of operations of the Seller, the Purchased Subsidiary and each of its Subsidiaries for the respective fiscal periods referred to, in each case in accordance with GAAP, applied on a consistent basis for the respective periods presented, subject to (i) the absence of footnote disclosure, (ii) the absence of statements on changes to stockholders' equity and cash flow, and (iii) normal recurring year-end adjustments.

(c)    Absence of Liabilities. Except for those Liabilities that are reflected or reserved against in the Unaudited Financial Statements and the Liabilities set forth on Section 3.9(c) of the Disclosure Schedule, the Seller, the Purchased Subsidiaries and its Subsidiaries have no other outstanding Liabilities or other financial obligations as of the date hereof.

3.10    Sufficiency of Assets; Condition. The Seller has good and marketable title in, to and under all of the material assets of the Purchased Subsidiary and its Subsidiaries, including to the MAC Technology Platform, free and clear of all Encumbrances. No Person other than the Seller has any right, title or interest in or to any of the material Assets of the Purchased Subsidiary and its Subsidiaries. As of the Closing, the Buyer will have good and valid title to all of the material Assets of the Purchased Subsidiary and its Subsidiaries, including the MAC Technology Platform, free and clear of all Encumbrances, except as otherwise set forth in Section 3.10 of the Disclosure Schedule. To the Knowledge of the Seller, all material Assets of the Purchased Subsidiary and its Subsidiaries are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are now used.

3.11    Absence of Certain Changes or Events. Since December 31, 2010, except as otherwise set forth in Section 3.11 of the Disclosure Schedule, (a) the Seller has owned, used and maintained the Assets of the Purchased Subsidiary and it Subsidiaries only in the ordinary course of business and (b) there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect with respect to the Seller, the Purchased Subsidiary

Exhibit 2.1

or any of its Subsidiaries or the Assets of the Purchased Subsidiary and its Subsidiaries, or prevent the consummation of the transactions contemplated hereby.

3.12    Intellectual Property.

(a)    Except as set forth in Section 3.12(a) of the Disclosure Schedule, the Intellectual Property included in the Assets owned by the Purchased Subsidiary and its Subsidiaries is comprised only of Owned Intellectual Property and Licensed Intellectual Property (collectively, the “Purchased Intellectual Property”). The Purchased Intellectual Property constitutes all Intellectual Property that, as of the Closing Date, is necessary in order to own, operate, use and maintain the MAC Technology Platform and contains only those items and rights that are owned by the Seller, the Purchased Subsidiary or one of its Subsidiaries or rightfully used by the Seller, the Purchased Subsidiary or one of its Subsidiaries pursuant to a valid and enforceable license.

(b)    Section 3.12(b)(i) of the Disclosure Schedule contains a true and complete list of the Owned Intellectual Property. Section 3.12(b)(ii) of the Disclosure Schedule contains a true and complete list of the Licensed Intellectual Property (excluding licenses for computer software that is generally available on nondiscriminatory pricing terms and has an individual acquisition cost of $1,000 or less per seat, user or workstation but including all licenses for computer software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model). All Owned Intellectual Property and licenses for Licensed Intellectual Property are in good standing, and neither the Seller nor, to the Knowledge of the Seller, any other Person is in breach or default thereunder and all of the fees and filings due as of the Closing Date with respect thereto have been or will be duly made, except, with respect to the MAC Technology Platform, as set forth in Section 3.12(b)(iii) of the Disclosure Schedule. Except as set forth in Sections 3.12(b)(i) and 3.12(b)(ii) of the Disclosure Schedule, none of the Purchased Intellectual Property is subject to any Order or Contract related to or in any manner restricting the licensing, assignment, transfer or conveyance thereof by the Seller. The Seller does not owe any royalties or other payments to Third Parties in respect of the Purchased Intellectual Property as of the Closing Date.

(c)    Upon the Closing, following the actions set forth in Section 3.12(c) of the Disclosure Schedule, (i) the Buyer will be the sole owner of the Owned Intellectual Property, free and clear of all Encumbrances, except as set forth in Section 3.12(c)(i) of the Disclosure Schedule, (ii) neither the Seller nor any Third Party will have any ownership interest in or to any Owned Intellectual Property or, except as set forth in Section 3.12(c)(ii) of the Disclosure Schedule, any right to use or sublicense the Owned Intellectual Property and (iii) the Buyer will have all rights in the Purchased Intellectual Property necessary to own, operate, use and maintain the MAC Technology Platform and to assign and sell the Owned Intellectual Property and, subject to the terms of the applicable license, to assign or sublicense the Licensed Intellectual Property.

(d)    To the Knowledge of the Seller, the ownership, operation, use and maintenance of the MAC Technology Platform by the Seller have not infringed or misappropriated, and to the Knowledge of the Seller do not infringe or misappropriate, any Intellectual Property of any Third Party anywhere in the world. No Proceeding is pending before any Governmental Body in any jurisdiction or, to the Knowledge of the Seller, is threatened, (i) challenging the validity, enforceability, continuity or ownership by the Seller of any Owned Intellectual Property or (ii) to the effect that the operation, use, maintenance, distribution, licensing, sublicensing, sale or any other exercise of rights in the Owned Intellectual Property by the Seller or their respective directors, officers, employees or independent contractors infringes or will infringe any Intellectual Property of any Third Party, and no such claim has been asserted, by any Person and, to the Knowledge of the Seller, there is no basis for such a Proceeding or claim. To the Knowledge of the Seller, there is no

Exhibit 2.1

unauthorized use, infringement or misappropriation of any Owned Intellectual Property by any Third Party, including without limitation any director, officer, employee, independent contractor or other service provider of the Seller.

(e)    Section 3.12(e) of the Disclosure Schedule is a copy of the current policy or policies of the Seller relating to the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. All personal or user information used by or in the possession of the Seller has been collected, stored, maintained and used in material compliance with all applicable Legal Requirements as well as the Seller's and its customers' privacy policies.

(f)    Except as set forth in Section 3.12(f) of the Disclosure Schedule, to the extent any Owned Intellectual Property included in or relating to the Assets of the Purchased Subsidiary and its Subsidiaries has been developed or created by employees of the Seller, all such Owned Intellectual Property was developed by employees in the scope of their employment with the Seller and constitutes “work made for hire” under the United States Copyright Act of 1976, or such Seller has obtained, by written agreement with such employees, sole and exclusive ownership of all right, title and interest in and to all such Intellectual Property. No current or former employee or independent contractor of the Seller has asserted, whether or not in writing, any claim of ownership of any Intellectual Property rights in or to any part of the MAC Technology Platform and, to the Knowledge of the Seller, no such claim is threatened, and the Seller is not aware of any facts which would support such a claim. Upon the Closing, no Person other than the Buyer will possess any current or contingent rights to any source code that is part of the Owned Intellectual Property. Except in accordance with the terms and conditions set forth therein, the transactions contemplated by this Agreement will not result in any Person other than the Buyer gaining a right to access the source code included in the Owned Intellectual Property (as the result of an escrow release or otherwise).

(g)    With respect to any software included in the Owned Intellectual Property, (i) the Seller maintains complete machine-readable, master-reproducible copies, source code listings and technical documentation for the most current releases and versions thereof and for all earlier releases or versions thereof currently being supported by them, (ii) in each case, the machine-readable copy conforms to the corresponding source code listing, (iii) it is written in the language set forth in Section 3.12(g) of the Disclosure Schedule for use on the hardware set forth in Section 3.12(g) of the Disclosure Schedule with standard operating systems and (iv) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems.

(h)    None of the software included in the Owned Intellectual Property or, to the Knowledge of the Seller, the Licensed Intellectual Property contains any software code (i) designed to harm, disable or impair in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms” or “time bombs”) or (ii) that would permit any Person to access such software to intentionally cause any harmful or malicious procedures, routines or mechanisms which would cause the software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications.

(i)    None of the software included in the Owned Intellectual Property or, to the Knowledge of the Seller, the Licensed Intellectual Property contains any software code (i) that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under the GNU General Public License, Lesser/Library GPL, Artistic License (e.g., PERL), Mozilla Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL) or any similar licenses or distribution models except as set forth on Section 3.12(i) of the Disclosure Schedule, (ii) that is licensed under any terms or conditions that impose any requirement that any software using, linked with, incorporating,

Exhibit 2.1

distributed with, based on, derived from or accessing the software code (A) be made available or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) be redistributable at no charge, (iii) development of which was funded in whole or in part by any Governmental Body or (iv) that uses or incorporates any source or object code that contains, or is derived in any manner (in whole or in part) from, the software or code known as “InfoBytes” or any predecessor or enhancement of the software or code known as “InfoBytes.”

3.13    Purchased Subsidiary Contracts.

(a)    Section 3.13(a) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of each of the Contracts to which the Purchased Subsidiary or any of its Subsidiaries or the Seller or any of its Subsidiaries (other than the Purchased Subsidiary or any Subsidiary thereof) (to the extent applicable to the Assets of the Purchased Subsidiary and its Subsidiaries or the MAC Technology Platform) is a party or is bound (the “Purchased Subsidiary Contracts”).

(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedule, with respect to each Purchased Subsidiary Contract, (i) the Contract is legal, valid, binding and enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding and enforceable by the Buyer and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies, (ii) the Contract is assignable by operation of law or otherwise without any Consent of any Person or such Consent has been obtained, (iii) neither the Seller nor, to the Knowledge of the Seller, any other party to such Contract is in material breach or material default and no event has occurred which with the passage of time or giving of notice would constitute a material breach or material default, or permit termination, modification, or acceleration, of or under the Contract and (iv) no party has actually repudiated any provision of the Contract or provided notice (whether or not in writing) of repudiation or an intent to terminate the Contract. The Purchased Subsidiary Contracts are all of the Contracts necessary for the Buyer to own, operate, use and maintain the Assets of the Purchased Subsidiary and its Subsidiaries in substantially the same manner in which the Assets of the Purchased Subsidiary and its Subsidiaries were maintained by Seller and/or the Purchased Subsidiary and its Subsidiaries prior to the Closing. True, correct and complete copies of all Purchased Subsidiary Contracts have been delivered to the Buyer.

3.14    Employee Benefits.

(a)    Section 3.14(a) of the Disclosure Schedule contains a list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA and a description of all other employee benefit plans, programs or arrangements, including, without limitation, compensation, deferred compensation, bonus, long term incentive, commission, change in control, retention and severance arrangements, vacation, medical, life insurance, retirement, pension or other welfare or fringe benefit, whether or not in writing, that are maintained, sponsored or contributed to (or with respect to which the Seller or any of its Affiliates has any obligation or Liability including, without limitation, any obligation or Liability to contribute) by the Seller or any of its Affiliates with respect to or for the benefit of any of the current or former employees, independent contractors or consultants of the Seller or any of its Affiliates (each, a “Plan” and collectively, the “Plans”). True, correct and complete copies of each of the Plans and related documents and governmental filings, or descriptions of any unwritten Plan, have been delivered to the Buyer.

Exhibit 2.1

(b)    Neither the Seller nor any of its Affiliates have any Liability with respect to any employment, consulting, independent contractor or severance agreements or other Contracts (“Individual Arrangements”) that has not previously been fully satisfied.

(c)    Neither the Seller nor any entity that would be deemed a “single employer” with the Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has at any time during the last six years, (i) contributed or been required to contribute to any Multiemployer Plan or Multiple Employer Plan, (ii) incurred any Withdrawal Liability that has not been satisfied in full or (iii) maintained a benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(d)    No Plan or Individual Arrangement provides for health, life or other welfare benefits to former employees or beneficiaries or dependents thereof (other than the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA).

(e)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, give rise to any Liability with respect to any Plan, Individual Arrangement or any current or former director, officer, employee or consultant of the Seller, the Purchased Subsidiary or any of its Subsidiaries, including without limitation Liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment, vesting or funding or increase the amount of compensation or benefits due to any director, officer, employee or consultant of the Seller, the Purchased Subsidiary or any of its Subsidiaries (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination in connection with or following such transactions.

(f)    Neither the Seller nor the Purchased Subsidiary or any of its Subsidiaries currently employ any employees or currently engage any independent contractors or consultants.

(g)    Neither the Seller nor the Purchased Subsidiary or any of its Subsidiaries is, nor has been since January 1, 2009, bound by or subject to (and none of the Assets of the Purchased Subsidiary or any of its Subsidiaries are bound by or subject to) any Contract with any labor union and no labor union has requested or, to the Knowledge of the Seller, has sought to represent any of the employees, Representatives or agents of the Seller, the Purchased Subsidiary or any of its Subsidiaries. There is no, nor has there been since January 1, 2009, strike or other labor dispute involving the Seller, the Purchased Subsidiary or any of its Subsidiaries pending or threatened, nor to the Knowledge of the Seller is there any labor organization activity involving their employees.

(h)    Each of the Seller and the Purchased Subsidiary is and has been in compliance in all material respects with all federal, state, local and foreign Legal Requirements respecting employment and employment practices, terms and conditions of employment, worker classification and wages and hours, safety and health, pay equity and workers' compensation and collection and payment of withheld Taxes. Each of the Seller and the Purchased Subsidiary is and has been in compliance with the requirements of the WARN Act and has no Liabilities or unfulfilled notice obligations pursuant to the WARN Act, and neither the Seller nor the Purchased Subsidiary or any of its Subsidiaries have taken any action that would cause the Seller, the Purchased Subsidiary or such Subsidiaries, or after the Closing, the Buyer, to have any Liability or notice obligation thereunder.

3.15    Taxes .

Exhibit 2.1

(a)    Except as set forth in Section 3.15 of the Disclosure Schedule, (i) all material Tax Returns that are required to be filed by or with respect to any activities of the Purchased Subsidiary or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct, and complete in all material respects; (ii) all material Taxes owed by the Purchased Subsidiary or its Subsidiaries (including any such Taxes shown on the Tax Returns referred to in clause (i)) have been timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been adequately reserved for in the financial statements of the Purchased Subsidiary and its Subsidiaries; (v) there is no action, suit, proceeding, investigation, audit, or claim pending or threatening in writing with respect to any Taxes of the Purchased Subsidiary or any of its Subsidiaries; (vi) no extension or waiver of any statute of limitations with respect to any Taxes of the Purchased Subsidiary or any of its Subsidiaries is in effect as of the date of this Agreement; (vii) the Purchased Subsidiary and each of its Subsidiaries have complied with all applicable information reporting and withholding requirements with respect to Taxes and have duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over; (viii) there are no liens on any of the assets of the Purchased Subsidiary or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; and (ix) no written claim for Taxes has been asserted against the Purchased Subsidiary or any of its Subsidiaries within the three-year period immediately preceding the date of this Agreement by a taxing authority in a jurisdiction where the Purchased Subsidiary or relevant Subsidiary thereof does not file Tax Returns.

(b)    None of the Purchased Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(c)    None of the Purchased Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the three-year period immediately preceding the date of this Agreement.

(d)    No closing agreements, private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into with or issued by any taxing authority within the three-year period immediately preceding the date of this Agreement with respect to the Purchased Subsidiary or any of its Subsidiaries. Since December 31, 2010, the Seller has not made or changed any material Tax election, settled or compromised any material liability for Taxes, or materially amended any Tax Return, in each case, relating to the Purchased Subsidiary or any of its Subsidiaries.

(e)    Since January 1, 2009, neither the Purchased Subsidiary nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated federal income tax returns, a group of which the Seller was the common parent. Neither the Purchased Subsidiary nor any of its Subsidiaries has any liability for the taxes of any Person (other than a member of a group of which the Seller was the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor by contract or agreement. Neither the Purchased Subsidiary nor any of its Subsidiaries currently is a party to any Tax indemnification, allocation, sharing, or similar agreement.

(f)    Neither the Purchased Subsidiary nor any of its Subsidiaries will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any

Exhibit 2.1

adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign law) in taxable income for any taxable period beginning on or after the Closing Date.

(g)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers effected pursuant to this Agreement.

3.16    Insurance.

(a)    Section 3.16(a) of the Disclosure Schedule sets forth (i) a complete and correct list of each insurance policy (including policies providing property, casualty, liability and worker's compensation coverage and bond and surety arrangements and including any self-insurance arrangements) providing coverage with respect to the Purchased Subsidiary and its Subsidiaries or any Assets thereof to which the Seller or any of its respective Affiliates is a party, a named insured or otherwise the beneficiary of coverage and (ii) for each such policy, the name of the insurer, name of the policyholder, the expiration date of the policy, the type of policy, the amount of premium and a description of all loss sharing arrangements, and a list and description of all claims made thereunder. True, correct and complete copies of each such policy, as amended to date, have been delivered to the Buyer.

(b)    The Seller or its respective Affiliates has paid or caused to be paid all premiums under, and each has at all times owned, operated and maintained the Assets of the Purchased Subsidiary and its Subsidiaries in a manner so as to conform in all material respects to the applicable provisions of, all such insurance policies. Each such policy is in full force and effect and no notice of cancellation or transaction has been received with respect to such policy.

3.17    Security Programs. Each of the Seller, the Purchased Subsidiary and its Subsidiaries is in compliance in all material respects with all privacy and data security policies, procedures and Legal Requirements applicable to its business and the Purchased Subsidiary, its Subsidiaries and the respective Assets thereof. The Seller, the Purchased Subsidiary and each of its Subsidiaries maintains and is in compliance in all material respects with a written information security policy that implements commercially reasonable security programs that are designed to protect (a) the security, confidentiality, availability and integrity of transactions executed through its computer systems, including encryption and/or other security protocols and techniques when appropriate and (b) the security, confidentiality and integrity of all non-public personal information and other confidential and proprietary data. To the Knowledge of the Seller, neither the Seller nor the Purchased Subsidiary nor any of its Subsidiaries has suffered a security breach with respect to its data or systems and neither the Seller nor the Purchased Subsidiary or its Subsidiaries has notified any customer, policy holder, mortgage borrower or any employee or independent contractor of any information security breach involving such customer's, policy holder's or mortgage borrower's confidential information or such employee's or independent contractor's confidential information.

3.18    Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Seller or its Affiliates.

3.19    Intercompany Arrangements. Section 3.19 of the Disclosure Schedule lists all arrangements, understandings and Contracts between or among the Purchased Subsidiary or Subsidiary thereof, on the one hand, and (i) the Seller or any Subsidiary of the Seller (other than the Purchased Subsidiary and its Subsidiaries) or (ii) any executive officer or director of the Seller or any Subsidiary of the Seller (other than any Plan), on the other hand.

Exhibit 2.1

3.20    No Other Representations or Warranties. Except for the representations and warranties specifically set forth in this Agreement or other Transaction Documents, neither the Seller, any of its Affiliates, nor its or their respective Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Buyer, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and the Transaction Documents, and the Seller hereby disclaims any such representation or warranty whether by the Seller or any of its Affiliates or its or their Representatives or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such date) as follows:
4.1    Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. True, correct and complete copies of the Organizational Documents of the Buyer have been delivered to the Seller.

4.2    Capitalization of the Buyer. All shares of NMI Common Stock to be issued to the Seller pursuant to this Agreement and the 144A Offering are (and the shares of NMI Common Stock underlying the NMI Warrants, when issued in accordance with the terms of the NMI Warrants, will be) duly authorized, validly issued, fully paid and non-assessable. At the Closing, the Seller will acquire good and valid title to the shares of NMI Common Stock to be issued to it pursuant to this Agreement and the 144A Offering, free and clear of any Encumbrances, other than the restrictions customarily imposed by federal, state or foreign securities laws or regulations on shares and equity interests of that type. The Seller will acquire good and valid title to the shares of NMI Common Stock underlying the NMI Warrants, when issued in accordance with the terms of the NMI Warrants, free and clear of any Encumbrances, other than the restrictions customarily imposed by federal, state or foreign securities laws or regulations on shares and equity interests of that type.

4.3    Authorization; Enforceability. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. All stockholder, director and other action on the part of the Buyer necessary for the authorization, execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the performance of all obligations of the Buyer hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement and the other Transaction Documents each constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency or reorganization laws or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies.

4.4    No Conflict.

(a)    The Buyer is not in default under, and the execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of (i) its Organizational Documents, (ii) any Legal Requirement or any Order or (iii) any Contract to which it is a party

Exhibit 2.1

or by which it is bound, except in the case of this clause (iii) where any such conflict, violation or default has not had and could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b)    The Buyer is not and will not be required to give any notice to or make any filing with or obtain any other Consent under any Contract to which it is a party or by which it is bound in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except where the failure of any such action has not had and could not reasonably be expected to have a Material Adverse Effect on the Buyer.

4.5    Governmental Consents. Except as provided in Section 6.4, no notice to or filing with or other Consent or Order of any Governmental Body on the part of the Buyer is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.6    Litigation. There is no Proceeding pending or currently threatened against the Buyer that questions the validity of this Agreement or the right of the Buyer to enter into or to consummate the transactions contemplated hereby or by any of the Transaction Documents, nor, to the knowledge of the Buyer, is there any basis for the foregoing.

4.7    Brokers' Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Buyer or any of its Affiliates.

4.8    Financing. The Buyer will have as of the Closing sufficient cash available to pay the Cash Consideration to Seller on the terms and conditions contained herein, and there will be no restriction on the use of such cash for such purpose.

4.9    Independent Assessment. The Buyer acknowledges that it has made its own assessment of the present condition and future prospects of the Purchased Subsidiary and its Subsidiaries and is sufficiently experienced to make an informed judgment with respect thereto. The Buyer acknowledges that, except as explicitly set forth herein, neither the Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Purchased Subsidiary and its Subsidiaries or their profitability for the Buyer, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Seller or its Affiliates and delivered to the Buyer in connection with the Buyer's review of the Purchased Subsidiary and its Subsidiaries and the negotiation and execution of this Agreement. Nothing in this Section 4.9 shall constitute a waiver of any rights of the Buyer in the case of fraud by any Person.

4.10    No Other Representations or Warranties. Except for the representations and warranties specifically set forth in this Agreement or other Transaction Documents, neither the Buyer, any of its Affiliates, nor its or their respective Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Seller, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and the Transaction Documents, and the Buyer hereby disclaims any such representation or warranty whether by the Buyer or any of its Affiliates or its or their Representatives or any other Person.

Exhibit 2.1

ARTICLE V

COVENANTS

5.1    Access and Investigation.

(a)    Between the date of this Agreement and the Closing Date, the Seller shall, and shall cause its Representatives to, take the following actions:

(i)    subject to the payment by the Buyer of the payable listed on Section 5.1(a) of the Disclosure Schedule, afford the Buyer and its Representatives unrestricted access to the MAC Technology Platform, including to make any optional or discretionary developments or improvements to improve the capacity, functionality or other features of the MAC Technology Platform;

(ii)    afford the Buyer and its Representatives reasonable access to the Seller's personnel, properties, Contracts, books and records and other information of or relating to the Purchased Subsidiary and its Subsidiaries and their respective Assets; and

(iii)    furnish the Buyer and its Representatives with copies of all such Contracts, books and records and other information of or relating to the Purchased Subsidiary and its Subsidiaries and their respective Assets the Buyer may reasonably request.

(b)    From and after the Closing, the Seller and the Buyer will each afford promptly to the other and the respective Representatives of each reasonable access, during normal business hours and upon reasonable advance notice, to its books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for either party in connection with any subpoena, order or any court, regulator or other Governmental Body or other similar investigation conducted in connection with any official investigation, any dispute or litigation with a Third Party or any other reasonable business purpose relating to this Agreement or the transactions, rights or obligations contemplated hereby; provided, however, that no such access shall unreasonably interfere with the conduct of the business of any party hereto.

5.2    Operation of the Business.

(a)    From the date hereof until the Closing Date (unless the Buyer consents in writing), the Seller shall (i) use its commercially reasonable efforts (at the Buyer's cost and expense) to preserve intact the Assets of the Purchased Subsidiary and its Subsidiaries, (ii) confer with the Buyer concerning matters of a material nature concerning the Assets of the Purchased Subsidiary and its Subsidiaries or otherwise directly or indirectly affecting the ownership, use or operation thereof by the Buyer or its potential liability with respect thereto and (iii) otherwise report periodically to the Buyer concerning the status of the finances and regulatory oversight of the Seller and promptly convey the occurrence of any material event concerning the Purchased Subsidiary or its Subsidiaries and their respective Assets or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)    Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, neither the Seller nor the Purchased Subsidiary or any of its Subsidiaries will, without the consent of the Buyer:

Exhibit 2.1

(i)    sell, lease, license or otherwise dispose of any of the Assets of the Purchased Subsidiary or any of its Subsidiaries;

(ii)    enter into any Contract, agreement or other commitment giving any Person an option, right of first offer or other similar rights with respect to the Purchased Subsidiary or any of its Subsidiaries or any of them, or any Assets of the Purchased Subsidiary or any of its Subsidiaries;

(iii)    create or incur any indebtedness or obligation that could reasonably be expected to result in an Encumbrance on the Purchased Shares or any assets of the Purchased Subsidiary or any of its Subsidiaries or otherwise permit or allow any of the Purchased Shares or Assets of the Purchased Subsidiary or any of its Subsidiaries to become subject to any Encumbrance;

(iv)    incur or commit to incur any Liability that would be a Retained Liability;

(v)    enter into any Contract requiring payments by the Seller, the Purchased Subsidiary or any of its Subsidiaries;

(vi)    amend, extend or terminate any Purchased Subsidiary Contract;

(vii)    do or fail to do any acts or permit any acts or omissions to act that would constitute a material breach of a Purchased Subsidiary Contract or other material obligation relating to the Purchased Subsidiary or any of its Subsidiaries;

(viii)    make, change, or revoke any material Tax election, change any method of Tax accounting, adopt or change any Taxable year or period, enter into any closing agreement with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax claim or assessment, obtain any Tax ruling, or make or surrender any material claim for a refund of Taxes;

(ix)    hire or engage any new employee, consultant or independent contractor to provide services in connection with the Purchased Subsidiary or any of its Subsidiaries;

(x)    increase or accelerate the vesting or payment of any benefits payable under any existing Plan, severance or termination pay policies or employment or similar agreements with any current or former employees of the Seller, the Purchased Subsidiary or any of its Subsidiaries or establish, adopt, enter into, adopt, or, except as required by Legal Requirements, terminate or amend any Plan in which any current or former employee, independent contractor or consultant participates;

(xi)    (A) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or series of related transactions or (B) acquire other Assets, interests or securities other than in the ordinary course of business consistent with past practice;

(xii)    enter into any joint ventures, strategic partnerships or alliances;

(xiii)    adopt any plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, redomestication or other reorganization;

Exhibit 2.1

(xiv)    cancel or compromise any material debt, claim or Proceeding relating to or waive or release any material right relating to the Purchased Subsidiary or any of its Subsidiaries or any of their respective Assets;

(xv)    voluntarily take any action that would make any representation or warranty of the Seller hereunder inaccurate at, or as of any time on or prior to, the Closing Date;

(xvi)    voluntarily take any action that could reasonably be expected to result in a Material Adverse Effect with respect to the Purchased Subsidiary or any of its Subsidiaries or any of their respective Assets; or
(xvii)    enter into any Contract to do any of the foregoing.

(c)    Reimbursement of Certain Expenses.

(i)    Section 5.2(c) of the Disclosure Schedule sets forth the operating expenses that Seller expects to incur between the date hereof and the Closing Date (including in the event the Closing Date occurs after December 31, 2011), including the approximate dollar amounts and approximate date on which the Seller estimates payments of such expenses will be due (the “Seller Operating Expenses”). Upon presentation by the Seller to the Buyer of invoices in respect of the Seller Operating Expenses (including, for each item listed on Section 5.2(c) of the Disclosure Schedule, invoices for expenses that exceed the dollar amount listed on Section 5.2(c) of the Disclosure Schedule by no more than 5%), the Buyer shall, at the Buyer's option, either (A) remit to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, funds in the amount listed in the invoice, and the Seller agrees to use such funds to make payment of the Seller Operating Expense listed on such invoice; or (B) make payment arrangements directly with the counterparty to whom such amount is owed. Prior to the Seller, the Purchased Subsidiary or any of its Subsidiaries incurring any operating expense that is either not listed on Section 5.2(c) of the Disclosure Schedule or, if it is listed on Section 5.2(c) of the Disclosure Schedule, exceeds the dollar amount listed on Section 5.2(c) of the Disclosure Schedule by more than 5%, the Seller shall obtain the written consent of the Buyer to incur such expense. If the Buyer provides such written consent to the Seller, such written consent shall constitute an agreement by the Buyer to make payment of or to reimburse the Seller for payment of such operating expense pursuant to this Section 5.2(c) and such expense shall thereafter constitute a Seller Operating Expense for all purposes under this Agreement.

(ii)    Upon presentation by the Seller to the Buyer of invoices for expenses incurred by the Seller in connection with carrying out the transactions contemplated by this Agreement and for which the Buyer has agreed pursuant to the terms hereof to reimburse the Seller (exclusive of the Seller Operating Expenses and the Seller Closing Expenses) (the “Transaction Related Expenses”), the Buyer shall, at the Buyer's option, either (A) remit to the Seller by wire transfer of immediately available funds to an account designated by the Seller, funds in the amount listed in the invoice, and the Seller agrees to use such funds to make payment of the Transaction Related Expenses listed on such invoice; or (B) make payment arrangements directly with the counterparty to whom such amount is owed.

(d)    Operation of the Business Pending GSE Approval. From the Closing Date until the receipt of GSE Approval, the Buyer agrees that, without the prior written consent of the Seller, (i) it shall not take any action affecting the Purchased Subsidiary or any of its Subsidiaries or any of their respective Assets that it believes cannot reasonably be unwound and (ii) it shall not sell any of the Assets of the Purchased Subsidiary and each of its Subsidiaries.

Exhibit 2.1

5.3    Employment Matters.

(a)    At all times prior to the Closing Date, the Seller shall provide the Buyer with all information requested by the Buyer about the employees that were engaged in the development, use, operation or maintenance of the Assets of the Seller or any Purchased Subsidiaries in order for the Buyer to decide to whom it will offer employment. The Buyer shall not have any Liability or responsibility for, and the Seller shall have sole Liability and responsibility for, any and all severance pay and other termination obligations for the Seller's current or former employees, consultants or independent contractors regardless of whether such individuals provide services to the Buyer.

(b)    It shall be the Seller's sole responsibility to provide the required notices under Part 6 of Title I of ERISA (“COBRA”) to all eligible employees and former employees of the Seller and its Affiliates and to provide or cause to be provided coverage under COBRA to employees and former employees of the Seller and its Affiliates, and the Seller shall be responsible for all obligations and liabilities relating to or arising under COBRA continuation coverage requirements for any such employee. The Seller shall indemnify, defend and hold the Buyer harmless from and against any and all Liabilities, losses, claims, demands, costs expenses (including, without limitation, actual attorneys' fees, expenses and costs) and any other Liability whatsoever that the Buyer may incur if the Seller fails to provide the required COBRA continuation coverage to its employees and former employees.

(c)    The Seller shall be (i) considered to be the “employer” for any triggering events arising out of this Agreement under the WARN Act, (ii) solely and exclusively responsible for all liabilities and obligations under the WARN Act and (iii) solely and exclusively responsible for providing all notices required under the WARN Act. The Seller shall indemnify, defend and hold the Buyer harmless from and against any and all Liabilities, losses, claims, demands, costs, expenses (including without limitation actual attorneys' fees, expenses and costs) and any other Liability whatsoever arising out of or resulting from the Seller's breach of the foregoing covenants and obligations.

(i)    Nothing herein is intended to, and shall not be construed to, create any Third Party beneficiary rights of any kind or nature, including, without limitation, the right of any individual to seek to enforce any right to compensation, benefits or any other right or privilege of employment with the Seller or the Buyer.

(ii)    The Seller shall provide to the Buyer upon request all documentation with respect to any current or former employee of the Seller or any Purchased Subsidiary who is hired by the Buyer necessary to enable the Buyer to fulfill its statutory obligations pursuant to 8 C.F.R. Section 274a.2(b)(1)(viii)(A)(7)(ii).

5.4    Efforts to Consummate.

(a)The Seller shall use its reasonable best efforts to take all actions and do all things necessary to consummate, as soon as reasonably practicable, the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, preparing the Assets of the Purchased Subsidiary and its Subsidiaries for transfer to the Buyer, satisfying the conditions to the Buyer's obligation to consummate the transactions contemplated hereby and avoiding taking any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent or Order from any Person prior to the Closing. In the event that the Buyer, from time to time prior to the Closing, requests assistance from the Seller that the parties agree is beyond the scope of the foregoing commitment, the Seller shall use its reasonable best efforts to provide such assistance to the extent that it has sufficient resources reasonably available to

Exhibit 2.1

fulfill such requests and the Buyer shall reimburse the Seller for the reasonable expenses (including employee time) of fulfillment.

(b)    The Buyer shall use its reasonable best efforts to take all action and do all things necessary to consummate, as soon as reasonably practicable, the transactions contemplated hereby, including, without limitation, completing the 144A Offering and satisfying the conditions to the Seller's obligation to consummate the transactions contemplated hereby and avoiding taking any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent or Order from any Person prior to the Closing.

(c)    The Buyer and the Seller will cooperate in good faith and each will use its reasonable best efforts to obtain any Consents from any Person necessary or advisable in order to effectively transfer and convey the Purchased Shares and the Assets of the Purchased Subsidiary and its Subsidiaries at the Closing, and the Buyer will bear and be responsible for the costs associated with obtaining such Consents.

(d)    The parties will cooperate in good faith and each will use commercially reasonable efforts to support the efforts of the other in obtaining all Consents or Orders required from the Wisconsin Office of the Commissioner of Insurance and all other Governmental Bodies, including any GSE, including but not limited to the Seller making available to the Buyer any and all policies, procedures and documentation that may be useful to the Buyer in developing its policies, procedures and business practices for submission to any Governmental Body, and each party providing the other a reasonable opportunity to review and comment on any proposed regulatory filings related to the transactions contemplated hereby and giving due consideration to such party's comments thereon.

(e)    After the date hereof, each of the Buyer on the one hand and the Seller on the other hand shall (i) consult with the other prior to sending any notices to, making any filings with, or having any communications with any Person with respect to the transactions contemplated by this Agreement, (ii) prior to the Closing, promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) with copies of, all notices sent, all filings made or any other information supplied by such party to a Person in connection with this Agreement and the transactions described herein and (iii) promptly inform the other of any communication from any Person regarding any of the transactions contemplated herein.

5.5    Efforts to Obtain Consents from Third Parties.

(a)    The Buyer and the Seller shall work together cooperatively in accordance with the process set forth in this Section 5.5 to obtain, prior to the Closing Date, all Consents or other permissions, waivers or licenses from (i) the licensors of Licensed Intellectual Property and (ii) the providers of Third Party services related to the MAC Technology Platform, which are necessary in order for the Buyer to enjoy the benefit of the Assets purchased hereunder (the “Third Party Agreements”).

(b)    No less than fifteen (15) days after the date of this Agreement, the Seller shall furnish to the Buyer a complete list of all Third Party Agreements. Such list shall identify (i) each agreement that requires Consent from the licensor or provider for the assignment or other transfer of the agreement to the Buyer and (ii) each agreement that requires Consent or other permission, waiver or license from the licensor or provider to enable the Buyer to receive the benefits of the agreement. The Buyer shall contact each such licensor and provider promptly in order to obtain the necessary Consents and, as appropriate, to negotiate alternative terms under which such licenses or services may be obtained by the Buyer. To the extent that licensors or providers under the Third Party Agreements demand payment in exchange for consenting to

Exhibit 2.1

assignment or an amendment to the terms of the applicable license, the Buyer may accept or reject such licensor demands and may make counteroffers or otherwise engage in negotiations. The Seller shall cooperate with all reasonable requests by the Buyer for assistance in connection with such negotiations, including without limitation providing introductions for the Buyer to appropriate contacts at licensors and providers, participation at the Buyer's request in communications with licensors and providers, and providing information on the Third Party Agreements as reasonably requested by the Buyer. The Buyer, however, shall have the right at all times to initiate, control and conclude such negotiations. The Seller shall execute such documents as are reasonably requested by the Buyer to evidence any Consents, permissions, waivers and/or licenses.

(c)    To the extent obtaining any such Consents related to the Third Party Agreements involves any fees or charges, the Buyer may obtain, at the Buyer's sole cost and expense, any such Consents.

(d)    If the Buyer concludes with respect to any Third Party Agreement that a Consent is not available to the Buyer for any reason, the Buyer shall use reasonable efforts to obtain substitute product alternatives or alternative providers. If the Buyer obtains such alternate products or services, the Buyer shall obtain a license or other agreement for an alternative, subject to the payment terms in Section 5.5(c).

5.6    Financing.

(a)    The Buyer agrees to use its commercially reasonable efforts to complete a private placement of NMI Common Stock on the terms and conditions acceptable to the Buyer in its sole discretion (subject to the condition in the second succeeding sentence) (the “144A Offering”). The Buyer shall have 150 days from the date hereof to complete the 144A Offering, and (i) if the 144A Offering is not complete by such date, either the Buyer or the Seller may terminate this Agreement pursuant to Section 8.1(a)(iv) or (ii) if prior to such date it becomes reasonably apparent that, by no fault or breach of the Buyer of any of its obligations under this Agreement, the condition to closing set forth in Section 7.3 cannot be met within such 150-day period, then the Buyer may terminate this Agreement pursuant to Section 8.1(a)(ii)(A); provided that, in the case of termination pursuant to clause (ii) of this sentence, the Buyer shall be responsible for and shall pay all expenses incurred under Section 5.2(c)(i) or 5.2(c)(ii) through the date of termination. The Buyer agrees that is shall be a condition to the closing of the 144A Offering, and such condition shall not be waivable by the Buyer without the written consent of the Seller, that it shall have sold in such offering not less than a number of shares of NMI Common Stock equivalent to $500,000,000 divided by the Common Stock Sale Price.

(b)    Prior to the Closing, the Seller and its Affiliates agree to use their commercially reasonable efforts to provide, and to cause their respective Representatives, including legal and accounting advisors to provide, to the Buyer all cooperation reasonably requested by the Buyer that is necessary, proper or advisable in connection with the 144A Offering; provided that the Buyer shall advance all costs and expenses incurred by the Seller and its Affiliates and any of their Representatives in connection with the foregoing cooperation promptly on request.

(c)    As soon as practicable but in any event within five (5) Business Days of the date hereof, the Seller shall engage BDO USA, LLP (the “Auditors”) to audit the following combined financial statements of the Purchased Subsidiary and its Subsidiaries (the “Audited Financial Statements”): the consolidated balance sheets, the consolidated statements of operations, the consolidated statements of cash flows and the consolidated statements of stockholders' equity for the fiscal years ended December 31, 2009 and December 31, 2010 and the notes thereto. The Seller shall also request that the Auditor review the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of cash flows and the consolidated statement of stockholders' equity for the nine month period ended September 30, 2011 (the “Auditor Reviewed

Exhibit 2.1

Interim Financial Statements”). The Audited Financial Statements and the Auditor Reviewed Interim Financial Statements shall be prepared in accordance with the standards set forth by the Public Company Accounting Oversight Board. The Seller and its Affiliates agree to use their commercially reasonable efforts, at the Buyer's sole cost and expense, to assist the Auditors in conducting and finalizing the Audit and agree to notify the Buyer as promptly as possible if any issues with the Audit arise. The actions set forth in this Section 5.6(c) are collectively referred to as the “Audit.” The Buyer shall be responsible for all documented expenses incurred by the Seller in connection with the Audit and shall remit payment to the Auditor as promptly as practicable after presentation by the Seller of an invoice to the Buyer.

5.7    Notification.

(a)    The Seller shall promptly (and in any event within three (3) days after becoming aware of such an event, fact or condition) notify the Buyer in writing if, at any time prior to the Closing Date, the Seller becomes aware of any event, fact or condition that would cause the Seller's representations and warranties in this Agreement to be untrue or incomplete or that makes the satisfaction of the conditions to the Buyer's obligation to consummate the transactions contemplated hereby impossible or unlikely; provided, however, that no disclosure by the Seller pursuant to this Section 5.7(a) shall be deemed to amend or supplement any representation or warranty or any Section of the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other breach of this Agreement.

(b)    The Buyer shall promptly (and in any event within three (3) days after becoming aware of such an event, fact or condition) notify the Seller in writing if, at any time prior to the Closing Date, the Buyer becomes aware of any event, fact or condition that would cause the Buyer's representations and warranties in this Agreement to be untrue or incomplete or that makes the satisfaction of the conditions to the Seller's obligation to close the transactions contemplated hereby impossible or unlikely; provided, however, that no disclosure by the Buyer pursuant to this Section 5.7(b) shall be deemed to amend or supplement any representation or warranty or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other breach of this Agreement.

5.8    No Negotiation.

(a)    Unless and until this Agreement is terminated pursuant to Article VIII, the Seller shall not, and shall cause each of its respective Representatives not to, directly or indirectly, respond to, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Buyer) relating to (i) any transaction involving the sale or license of the Purchased Shares or any assets of the Purchased Subsidiary or any of its Subsidiaries or (ii) any merger, consolidation, reorganization, business combination or similar transaction involving the Seller or the Purchased Subsidiary or any of its Subsidiaries (any such transaction is referred to herein as a “Restricted Transaction”).

(b)    If the Seller or any of its Representatives receives an offer or proposal relating to a possible Restricted Transaction, the Seller shall immediately notify the Buyer and provide to the Buyer a summary of the terms thereof.

5.9    Non-Competition; Non-Solicitation.

(a)    The Seller agrees that it and its Affiliates controlled by the Seller shall not, directly or indirectly, whether for themselves or for any other Person, and whether as a proprietor, principal, shareholders, partner, agent, director, officer, employee, member, manager, consultant, independent contractor or in any

Exhibit 2.1

other capacity whatsoever, undertake or have any interest in an entity that engages in the writing of private mortgage insurance anywhere in the United States (“Competitive Activities”); provided that such restriction shall not apply to owning any interest of less than five percent (5%) in any publicly traded company.

(b)    The Seller agrees that for a period commencing on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date it will not, directly or indirectly, (i) hire or employ any of its or the Purchased Subsidiary's (or any Subsidiary thereof) former employees, former consultants or former independent contractors hired or engaged as a consultant by the Buyer prior to or after the date hereof, (ii) solicit, induce or attempt to induce any former employee, former consultant or former independent contractor hired by the Buyer to leave the employment of the Buyer or its Affiliates or (iii) in any way interfere with, disrupt or attempt to disrupt any then existing relationship between the Buyer or its Affiliates and any former employee, former consultant or former independent contractor hired by the Buyer; unless, in the case of clauses (i) and (ii) above, the employment of such former employee, former consultant or former independent contractor has been terminated by the Buyer.

(c)    In recognition of the business objectives of the parties hereto in entering into this Agreement and the transactions contemplated hereby and the consideration paid therefor, the Buyer, on the one hand, and the Seller, on the other hand, each acknowledge and agree that (i) the foregoing non-competition, non-solicitation and non-hire provisions do not impose a greater restraint than is necessary to protect the legitimate business interests of the other parties hereto, (ii) are reasonable under the circumstances and (iii) the parties hereto would not be willing to consummate the transactions contemplated by this Agreement without each of them entering into the restrictive covenants set forth herein. If, at any time, the provisions of this Section 5.9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, geographic area or scope, this Section 5.9 shall be considered divisible and shall be deemed amended to only such duration, geographic area or scope as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction.

(d)    Notwithstanding anything to the contrary contained in this Section 5.9, the provisions of this Section 5.9 shall not apply to any stockholder or officer of the Seller or any of its Affiliates (subject to any agreement directly between the Buyer and such stockholder or officer of the Seller).

5.10    Confidential Information.

(a)    Between the date of this Agreement and the Closing Date, the Buyer and the Seller shall maintain in confidence, and shall cause their respective agents and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from any other party hereto in connection with this Agreement or the transactions contemplated hereby, unless such information (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach of this Agreement, generally known or available, (ii) is known by the receiving party at the time of receiving such information, provided the receiving party can demonstrate such knowledge, (iii) is hereafter furnished to the receiving party by a Third Party as a matter of right and without restriction on disclosure, (iv) is independently developed by or on behalf of the receiving party without any breach of this Agreement, (v) is the subject of a written permission to disclose provided by the disclosing party, (vi) is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (vii) is required to be furnished or disclosed in connection with Proceedings, (viii) is required to be filed with any Governmental Body arising in connection with the transactions contemplated hereby in which case both the Buyer and the Seller shall use reasonable commercial efforts to preserve any confidential information so provided or (ix) is disclosed as part of the 144A Offering.

Exhibit 2.1

(b)    Subject to the exceptions in clauses (i), (iii) and (v) through (ix) of Section 5.10(a), (i) neither the Seller, the Buyer nor any of their respective Affiliates shall at any time use or disclose to any Person any confidential or proprietary information, knowledge or data relating to another party hereto or the transactions contemplated by this Agreement or the other Transaction Documents and (ii) neither the Seller nor any of its respective Affiliates shall at any time use or disclose to any Person any confidential or proprietary information, knowledge or data relating to the Purchased Subsidiary or any of its Subsidiaries or any of their respective Assets, in each case including, without limitation, financial dealings, transactions, trade secrets, intangibles, files, manuals, procedures, notes, forms, reference materials, computer files, programs and databases, Contracts, process information, workflow information, reports and other materials and documents, however maintained, whether or not marked or otherwise identified as confidential or secret.

5.11    Acknowledgment. The Buyer, on the one hand, and the Seller, on the other hand, each acknowledge that, in view of the nature of the Business and the business objectives of the parties in entering into this Agreement and the transactions contemplated hereby, and the consideration paid therefor, the agreements contained in Sections 5.8, 5.9 and 5.10 are reasonably necessary to protect the legitimate business interests of the parties and that any violation of such agreements will result in irreparable injury to the other parties hereto for which damages will not be an adequate remedy. The Buyer, on the one hand, and the Seller, on the other, therefore agree that in the event of a breach or threatened breach of any such agreements by any other party hereto or its Affiliates, the affected party shall be entitled to preliminary and permanent injunctive relief without proof of actual damages or posting of any bond or other security. For purposes of Sections 5.8, 5.9 and 5.10, the parties further agree that (a) the term “Buyer” shall also include each subsidiary and Affiliate of the Buyer now existing or acquired or formed after the date hereof and the successors and assigns of the Buyer and each such Affiliate or subsidiary and (b) the term “Seller” shall also include each subsidiary and Affiliate of the Seller now existing or acquired or formed after the date hereof and the successors and assigns of the Seller and each such Affiliate or subsidiary.

5.12    Assumption of Liabilities. Immediately prior to the Closing, the Seller shall assume the Excluded Liabilities pursuant to an assignment and assumption agreement between the Purchased Subsidiary, its Subsidiaries and the Seller reasonably acceptable to the Buyer.

5.13    Tax Matters.

(a)    Tax Indemnification. The Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend, and hold the Buyer Indemnified Parties harmless from and against, any Excluded Taxes. The Seller shall be entitled to any refund of Taxes of the Purchased Subsidiary and its Subsidiaries received for any Pre-Closing Tax Period (other than any refund, credit, or offset of Taxes attributable to, or resulting from, a carry back of any item arising in a Post-Closing Period, or in the case of a refund, credit, or offset for a Straddle Period, the use of such item arising in a Post-Closing Tax Period). The Buyer shall be entitled to the amount of any other refund, credit, offset, or other Tax benefit of the Purchased Subsidiary and its Subsidiaries.

(b)    Indemnification Payments. Payment of any amount due under Section 5.13(a), except for any amounts for which the Buyer is required to seek recovery under the Indemnification Insurance Policy pursuant to Article IX, shall be made pursuant to the provisions of Section 9.2(e)..

(c)    Mutual Assistance and Cooperation. After the Closing, the Seller and the Buyer shall, subject to Section 5.1(b):

Exhibit 2.1

(i)    assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns of the Purchased Subsidiary or its Subsidiaries;

(ii)    cooperate fully in preparing for any audit of, or dispute with, any taxing authority regarding any Tax Return of the Purchased Subsidiary or its Subsidiaries;

(iii)    make available to the other parties and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Purchased Subsidiary or its Subsidiaries;

(iv)    provide timely notice to the other party in writing of any pending or threatened tax audit or assessment of the Purchased Subsidiary or its Subsidiaries for Taxes for which the other party may have a liability; and

(v)    furnish the other party with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to the Purchased Subsidiary or its Subsidiaries for Taxes for which the other party may have a liability.

(d)    Contest Provisions.

(i)    The Seller shall have the right to represent the interests of the Purchased Subsidiary and its Subsidiaries in connection with any Tax Contest relating to the taxable years or periods ending on or before the Closing Date and for which the Seller may owe an indemnity pursuant to Section 5.13(a)(i), and to employ counsel of its choice at its expense, provided, that the Seller shall have first notified the Buyer in writing of its intention to do so and of the identity of counsel, if any, chosen by the Seller in connection therewith; provided, further, that the Seller and the Buyer agree that the Seller shall be liable for any expenses, including fees for outside attorneys and other outside consultants incurred in connection with any Tax Contest; provided, further, that with respect to any Tax Contest described in this Section 5.13(d)(i), the Seller shall (x) consult with the Buyer before taking any significant action in connection with such Tax Contest, (y) provide the Buyer with a timely and reasonably detailed account of each phase of such Tax Contest, and (z) not settle, compromise, or abandon any such Tax Contest without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

(ii)    In the case of a Tax Contest for a Straddle Period of the Purchased Subsidiary or any of its Subsidiaries, the Buyer shall have the right to control such Tax Contest; provided, however, that (A) the Buyer shall provide the Seller with a timely and reasonably detailed account of each phase of such Tax Contest, (B) the Buyer shall consult with the Seller before taking any significant action in connection with such Tax Contest, and (C) the Seller shall be entitled to participate in such Tax Contest, at its own expense.

(iii)    The Buyer shall have the exclusive right to control any Tax Contest involving the Purchased Subsidiary or any of its Subsidiaries (other than any Tax Contest described in Section 5.13(d)(i) or 5.13(d)(ii)).

(e)    Filing of Tax Returns.

(i)    The Seller shall timely prepare and file or shall cause to be timely prepared and filed any Tax Return of the Purchased Subsidiary or any of its Subsidiaries for any taxable period that ends on or before the Closing Date, provided, that the Seller shall prepare and file such Tax Returns in a manner

Exhibit 2.1

consistent with the past practice of the Purchased Subsidiary and its Subsidiaries, unless otherwise required by applicable law.

(ii)    The Buyer shall, except to the extent that such Tax Returns are the responsibility of the Seller under Section 5.13(e)(i), and subject to Section 5.13(e)(iii), be responsible for the preparation and filing of all Tax Returns with respect to the Purchased Subsidiary and its Subsidiaries.

(iii)    For any Tax Return of the Purchased Subsidiary or any of its Subsidiaries with respect to a Straddle Period, the Buyer shall (A) prepare and file such Tax Returns in a manner consistent with the past practice of the Purchased Subsidiary and its Subsidiaries, unless otherwise required by applicable Law, and (B) deliver to the Seller for its review a copy of such proposed Tax Return at least twenty (20) days prior to the due date (giving effect to any validly obtained extension) thereof.

(f)    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Seller and the Buyer shall be equally responsible for, and shall pay when due, any sales Tax, use Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees imposed on the sale or transfer of the Purchased Shares pursuant to this Agreement or the entering into of this Agreement (“Transfer Taxes”). The Buyer and the Seller shall jointly prepare and file all Tax Returns with respect to such Transfer Taxes.

(g)    Tax Sharing Agreements. As of the Closing Date, any Tax sharing or allocation agreement or arrangement, whether or not written, that may have been entered into between the Purchased Subsidiary or any of its Subsidiaries on the one hand, and the Seller or any of its Affiliates (other than the Purchased Subsidiary and its Subsidiaries) on the other hand, shall be terminated, and no payments that are owed by or to the Purchased Subsidiary or its Subsidiaries shall be made.

(h)    Coordination; Survival. Notwithstanding anything in this Agreement to the contrary, the procedures with respect to Tax matters shall be governed exclusively by this Section 5.13 (and not by Article IX). The indemnification provisions of this Section 5.13 shall survive the Closing until GSE Approval is obtained, or, if GSE Approval is not obtained, until this Agreement is terminated by the Seller and the Buyer.

(i)    Treatment of Indemnity Payment. The parties agree that, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or foreign law), all indemnification payments made pursuant to this Agreement shall be treated by the parties as an adjustment to the Purchase Price.

5.14    Directors' and Officers' Insurance.

(a)    The Buyer agrees to purchase and maintain in effect for not less than one (1) year from the expiration of the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Seller and its Subsidiaries (the “Existing Policies”) for the individuals who at any time prior to the Closing were directors or officers of the Seller or any of its present or former Subsidiaries (the “Director and Officer Indemnified Parties”) or corporate parents and any other employees, agents or other individuals otherwise covered by the Existing Policies (the “Insured Parties”), policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to matters occurring at or prior to the Closing (including the transactions contemplated by this Agreement), which policies shall contain terms mutually acceptable to the Buyer and the Seller (the “D&O Policies”).

(b)    This Section 5.14 is intended to benefit the Insured Parties and the Director and Officer Indemnified Parties, and shall be binding on all successors and assigns of the Buyer. In the event that the

Exhibit 2.1

Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Buyer or its successors or assigns assume the obligations set forth in this Section 5.14.

5.15    Indemnification Insurance Policy. Prior to or substantially simultaneously with the Closing, the Buyer shall use its commercially reasonable efforts to obtain, and if available, shall purchase an indemnification insurance policy with coverage up to $8,500,000 to satisfy any indemnification obligations of the Seller arising under Section 9.2(a)(i) and under Section 5.13(a) (to the extent such indemnification obligations arose under Section 5.13(a) as a result of a breach by the Seller of the representations and warranties contained in Section 3.15) (the “Indemnification Insurance Policy”). The Buyer agrees to use its commercially reasonable efforts to ensure that the closing condition relating to the Indemnification Insurance Policy set forth in Section 6.9 is met and further agrees that (i) the Indemnification Insurance Policy shall not include any terms or conditions that provide for recourse by the provider of the Indemnification Insurance Policy against the Seller, the Purchased Subsidiary or any of its Subsidiaries or any of their respective stockholders, officers or directors, and (ii) the amount by which the Cash Consideration is to be reduced pursuant to Section 2.1(b)(iii) shall not be in excess of $150,000 (and the Seller shall not otherwise be liable for any costs incurred by the Buyer to purchase the Indemnification Insurance Policy in excess of such amount). For the avoidance of doubt, nothing contained in this Section 5.15 shall be construed to impose an obligation on the Buyer to purchase the Indemnification Insurance Policy prior to the Buyer having received the proceeds from the 144A Offering.

ARTICLE VI

CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE

The Buyer's obligation to consummate the transactions to occur at the Closing is subject to the satisfaction of the following conditions (which may be waived by the Buyer, in its sole discretion, in whole or in part):
6.1    Accuracy of Representations. Each of the representations and warranties of the Seller set forth in (i) this Agreement, the other Transaction Documents and any certificate or document delivered to the Buyer (other than the representations and warranties set forth in Sections 3.1 (first sentence only), 3.2, 3.3, 3.9(b), 3.9(c), 3.10, 3.12(c) and 3.18 of this Agreement), in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that address matters as of a particular date which shall be true and correct in all respects as of such date); provided that, for purposes of determining the satisfaction of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on the Seller; (ii) Sections 3.2, 3.9(b), 3.9(c), 3.10 and 3.12(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except for any de minimis inaccuracies (and, for the avoidance of doubt, “de minimus inaccuracies” as it applies to Section 3.9(c) for purposes of this Section 6.1 shall mean inaccuracies of $5,000.00 or less in the aggregate); and (iii) Sections 3.1 (first sentence only), 3.3 and 3.18 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

Exhibit 2.1

6.2    Performance. The Seller shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing.

6.3    Completion of the 144A Offering. The Buyer shall have completed the 144A Offering and received all funds pursuant thereto.

6.4    Consents. Except for Consents under Third Party Agreements, the Seller shall have sent all notices, made all filings and obtained all Consents and Orders that are listed or required to be listed in Sections 3.4(b) and 3.5 of the Disclosure Schedule including but not limited to the Wisconsin Office of the Commissioner of Insurance. The Buyer shall have obtained all Consents under the Third Party Agreements listed in Section 6.4 of the Disclosure Schedule, or obtained licenses or other agreements for alternative products as contemplated by Section 5.5. All such Consents, Orders and licenses shall be in a form reasonably satisfactory to the Buyer, and none of such Consents, Orders and licenses shall have been revoked.

6.5    No Proceedings or Illegality. No Proceeding shall be pending or threatened wherein an unfavorable Order could (a) prevent consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents, (b) cause any of the transactions contemplated by this Agreement and the other Transaction Documents to be rescinded or divested following consummation or (c) adversely affect the right of the Buyer to own or operate the Purchased Subsidiary or its Subsidiaries or their respective Assets, and no such Order shall be in effect. No Order or provision of any Legal Requirement shall prohibit the Buyer from consummating the Closing on its behalf.

6.6    No Bankruptcy or Receivership. None of the Seller, the Wisconsin Office of the Commissioner of Insurance or any other Person shall have filed any petition or commenced any Proceeding with respect to the Seller, the Purchased Subsidiary or any of its Subsidiaries under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, no Seller shall have made a general assignment for the benefit of its creditors and no Order for relief shall have been entered against the Seller, the Purchased Subsidiary or any of its Subsidiaries under any state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of the Seller, the Purchased Subsidiary or any of its Subsidiaries. Neither the Seller nor the Purchased Subsidiary or any of its Subsidiaries shall be subject to any Order appointing a custodian, trustee or receiver for the Seller or such Purchased Subsidiary or all or any material portion of its Assets or authorizing the taking of possession of the Assets of the Seller or such Purchased Subsidiary.

6.7    No Material Adverse Change. From the date of this Agreement to the Closing, there shall not have occurred a Material Adverse Effect with respect to the Seller, the Purchased Subsidiary or any of its Subsidiaries or any material Asset of the Purchased Subsidiary or any of its Subsidiaries.

6.8    Closing Deliveries. The Buyer shall have received each of the documents and deliveries required by Section 2.3(a).

6.9    Indemnification Insurance. The Indemnification Insurance Policy shall have been available for purchase to the Buyer on terms and conditions reasonably acceptable to the Buyer in its sole discretion (subject to the Buyer's obligations set forth in Section 5.15).

Exhibit 2.1

ARTICLE VII

CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE

The Seller's obligation to consummate the transactions to occur at the Closing is subject to the satisfaction of the following conditions (which may be waived by the Seller in its sole discretion, in whole or in part):
7.1    Accuracy of Representations. Each of the representations and warranties of the Buyer set forth (i) in this Agreement, the other Transaction Documents and any certificate or document delivered to the Seller (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.7 of this Agreement), in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that address matters as of a particular date which shall be true and correct in all respects as of such date); provided that, for purposes of determining the satisfaction of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on the Buyer; (ii) Section 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date except for any de minimis inaccuracies; and (iii) Sections 4.1, 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

7.2    Performance. The Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Transaction Documents that are required to be performed or complied with by it on or before the Closing.

7.3    Completion of the 144A Offering. The Buyer shall have completed the 144A Offering and received all funds pursuant thereto.

7.4    Consents. The Seller shall have obtained the Consent of the Wisconsin Office of the Commissioner of Insurance.

7.5    No Proceedings or Illegality. No Proceeding shall be pending or threatened wherein an unfavorable Order could (a) prevent consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents or (b) cause any of the transactions contemplated by this Agreement and the other Transaction Documents to be rescinded or divested following consummation, and no such Order shall be in effect. No Order or provision of any Legal Requirement shall prohibit the Seller from consummating the Closing on its behalf.

7.6    No Bankruptcy or Receivership. Neither the Buyer nor any other Person shall have filed any petition or commenced any Proceeding with respect to the Buyer under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, the Buyer shall have not have made a general assignment for the benefit of its creditors and no Order for relief shall have been entered against the Buyer under any state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of the Buyer. The Buyer shall not be subject to any Order appointing a custodian, trustee or receiver for the Buyer or all or any material portion of its Assets or authorizing the taking of possession of the Assets of the Buyer.

Exhibit 2.1

7.7    Closing Deliveries. The Seller shall have received each of the closing deliverables contemplated by Section 2.3(b).

ARTICLE VIII

TERMINATION

8.1    Termination Events.

(a)    This Agreement may, by written notice given prior to or at the Closing, be terminated:
(i)    (A) by the Buyer if a material breach of any provision of this Agreement has been committed by the Seller and such breach has not been waived or (B) by the Seller if a material breach of any provision of this Agreement has been committed by the Buyer and such breach has not been waived; provided, that if such breach is capable of being cured a party may not terminate this Agreement under this Section 8.1(a) until a period of thirty (30) days has expired from the date of notice of such breach without such breach having been cured;

(ii)    (A) by the Buyer if satisfaction of any of the conditions in Article VI is or becomes impossible (other than through the material breach by the Buyer of its obligations under this Agreement) and the Buyer has not waived such condition or (B) by the Seller if satisfaction of any of the conditions in Article VII is or becomes impossible (other than through the material breach by the Seller of its obligations under this Agreement) and the Seller has not waived such condition;

(iii)    by written mutual consent of the Buyer and the Seller; or

(iv)    by the Seller (other than through the breach of the Seller of its obligations under this Agreement) or the Buyer (other than through the breach by the Buyer of its obligations under this Agreement) if the Closing has not occurred on or before one hundred fifty (150) days after the date hereof, or such later date as the Buyer and the Seller may agree.

(b)    If GSE Approval is not obtained, the Buyer and the Seller shall take the actions set forth in Section 2.6, including to enter into an agreement terminating this Agreement and the Transaction Documents, which agreement shall set forth the rights and obligations of the parties after termination.

8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate without liability of any party (or any stockholder, member, partner, director, manager, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (a) the obligations in Section 2.6, Section 5.10(a), this Article VIII and Articles IX, X and XI will survive such termination and (b) if this Agreement is terminated by a party because of the material breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's material breach of its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination.

Exhibit 2.1

ARTICLE IX

INDEMNIFICATION; REMEDIES

9.1    Survival of Representations, Warranties and Covenants. All representations and warranties of the parties contained in this Agreement, the other Transaction Documents or any certificate delivered in connection with the Closing shall survive the Closing Date for the same period for which coverage is available under the Indemnification Insurance Policy, except that representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall survive until the final resolution of those claims. All covenants and agreements of the parties contained in this Agreement and the other Transaction Documents shall survive the Closing until GSE Approval is obtained, or, if GSE Approval is not obtained, until this Agreement is terminated by the Seller and the Buyer.

9.2    Indemnification.

(a)    Subject to the provisions of this Article IX, effective as of and after the Closing Date, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, Representatives, controlling persons, counsel, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against, and will pay to any Buyer Indemnified Party the amount of, any and all claims, demands, Proceedings, losses, damages (excluding indirect, special, incidental, consequential and punitive damages, except in each case to the extent arising in connection with, as a result of or otherwise relating to any Third Party claim), penalties, Liabilities, obligations, settlement payments, costs and expenses of every kind whatsoever (including without limitation, costs of investigating, preparing or defending any such claim or Proceeding and reasonable legal fees and disbursements), as and when incurred by such Buyer Indemnified Party and whether or not involving a Third Party claim (collectively and generically, “Losses”), incurred or suffered by any of the Buyer Indemnified Parties, arising out of or relating to (i) any inaccuracy of any representation or warranty of the Seller contained in this Agreement (including all schedules, exhibits and annexes hereto) or in any certificate or document delivered in connection therewith (other than any breach of Section 3.15, which shall be governed by Section 5.13), disregarding all qualifications and exceptions contained therein relating to the Knowledge of the Seller, materiality, specified dollar thresholds or Material Adverse Effect, except that with respect to the accuracy of Section 3.9(c), for purposes of this Article IX only, the term “Unaudited Financial Statements” shall be replaced with the phrase “Audited Financial Statements or Auditor Reviewed Interim Financial Statements,” (ii) any material breach of any covenant or agreement of the Seller contained in this Agreement or any other Transaction Document, (iii) any Excluded Liability and (iv) the Seller Closing Expenses.

(b)    Subject to the provisions of this Article IX, effective at and after the Closing Date, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates, and their respective stockholders, members, partners, managers, officers, directors, employees, Representatives, controlling persons, counsel, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties arising by reason of or resulting from (i) any inaccuracy of any representation or warranty of the Buyer contained in this Agreement (including all schedules, exhibits and annexes hereto) or in any certificate or document delivered in connection herewith, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality, specified dollar thresholds or Material Adverse Effect, (ii) any material breach of any covenant or agreement of the Buyer contained in this Agreement or any other Transaction Document, (iii) any Retained Liability, (iv) any Buyer Closing Expenses and (v) the Post-Closing Liabilities.

Exhibit 2.1

(c)    Notwithstanding any provision of this Article IX, (i) the liability of the Seller shall (A) with respect to indemnification obligations of the Seller arising under Section 9.2(a)(i) and under Section 5.13(a) (to the extent such obligations arose under Section 5.13(a) as a result of a breach by the Seller of the representations and warranties contained in Section 3.15), be limited to $8,500,000, and (B) with respect to indemnification obligations of the Seller arising under Sections 9.2(a)(ii), (iii) and (iv) and under Section 5.13(a) (with respect to indemnification obligations under Section 5.13(a) arising other than as a result of a breach by the Seller of the representations and warranties contained in Section 3.15), be limited to the dollar amount that is equal to $2,500,000 less (1) any amounts reimbursed to the Seller by the Buyer in respect of Seller Operating Expenses; and (2) 50% of the cost incurred by the Buyer to purchase the Indemnification Insurance Policy; and (ii) the liability of the Buyer under Section 9.2(b)(ii) shall be limited to $8,500,000; provided, however, that the foregoing limitations on liability of both the Seller and the Buyer shall not apply to intentional, fraudulent or willful misrepresentations or to intentional or willful breaches of any covenants or agreements of such party contained in this Agreement, as applicable.
(d)    The Buyer agrees and acknowledges that, with respect to any Losses incurred or suffered by any of the Buyer Indemnified Parties and otherwise recoverable by the Buyer pursuant to the indemnification obligations of the Seller contained in Section 9.2(a)(i) and Section 5.13(a) (to the extent such obligation arose under Section 5.13(a) as a result of a breach by the Seller of the representations and warranties contained in Section 3.15), except with respect to Losses arising from intentional, fraudulent or willful misrepresentations by the Seller, recovery under the Indemnification Insurance Policy shall be the sole and exclusive remedy of the Buyer to settle the monetary indemnification obligations of the Seller arising under Section 9.2(a)(i) and under Section 5.13(a) (to the extent such obligations arose under Section 5.13(a) as a result of a breach by the Seller of the representations and warranties contained in Section 3.15).

(e)    With respect to any Losses recoverable by the Buyer pursuant to the indemnification obligations of the Seller arising under Sections 9.2(a)(ii), (iii) and (iv) and under Section 5.13(a) (with respect to Losses recoverable under Section 5.13(a) other than as a result of a breach by the Seller of the representations and warranties contained in Section 3.15), the Buyer shall have the right to set off the amount of such Losses against the amount of cash contained in the Escrow Account, subject to the cap set forth in Section 9.2(c), by making a claim for indemnification in accordance with the procedures set forth in this Section 9.2(e). With respect to claims for indemnification by the Buyer pursuant to the indemnification obligations of the Seller arising under Sections 9.2(a)(ii), (iii) and (iv) and under Section 5.13(a) (with respect to Losses recoverable under Section 5.13(a) other than as a result of a breach by the Seller of the representations and warranties contained in Section 3.15), the Buyer shall notify the Seller in writing (an “Indemnification Notice”) setting forth the amount of such claim for indemnification and setting forth the nature and the basis for such claim. The right of the Buyer to set off the amount of such Loss, as set forth in the Indemnification Notice, shall be deemed agreed to by the Seller unless, within five (5) Business Days after receipt by the Seller of such Indemnification Notice, the Seller notifies the Buyer in writing (an “Objection Notice”) that it disputes the right of the Buyer to set off the amount of such Loss. Upon receipt by the Buyer of an Objection Notice, the Buyer and the Seller shall attempt to settle and compromise the same (and the Buyer shall have the right to participate in any settlement negotiations undertaken by the Seller with any third parties and the Buyer's consent (not to be unreasonably withheld) shall be required for the Seller to agree to any settlement with a third party). If the Buyer and the Seller cannot resolve such dispute within ten (10) Business Days following the Buyer's receipt of the Objection Notice from the Seller, then either the Buyer or the Seller may, by written notice to the other, demand arbitration of the matter. The Buyer and the Seller shall jointly select an arbitrator within ten (10) Business Days after delivery of the notice to arbitrate. If the Buyer and the Seller fail to agree upon an arbitrator within such ten (10) Business Day period, the Buyer and the Seller shall each select one arbitrator and the two arbitrators shall select a third arbitrator. The Seller and the Buyer shall request a hearing in front of the arbitrator(s) as promptly as possible and request that the arbitrator(s) render a decision within five (5) Business Days after the hearing. The decision of the arbitrator(s) so selected as to the validity and

Exhibit 2.1

amount of any claim for Losses shall be binding and conclusive upon the parties to this Agreement, and the arbitrator(s) shall promptly deliver a copy of its written decision to the Escrow Agent following such decision. The Buyer agrees and acknowledges that, with respect to any Losses incurred or suffered by any of the Buyer Indemnified Parties and recoverable by the Buyer pursuant to Sections 9.2(a)(ii), (iii) and (iv) and under Section 5.13(a) (with respect to Losses arising other than as a result of a breach by the Seller of the representations and warranties contained in Section 3.15), except with respect to Losses arising from intentional or willful breaches by the Seller, the right of set off against the cash contained in the Escrow Account shall be the sole and exclusive remedy of the Buyer to settle the monetary indemnification obligations of the Seller arising under Section 9.2(a)(ii), (iii) and (iv) and under Section 5.13(a) (with respect to Losses arising other than as a result of a breach by the Seller of the representations and warranties contained in Section 3.15).

9.3    Defense of Third-Party Claims. Except with respect to Taxes, which are covered by Section 5.13, if any Proceeding is filed or instituted by a third party making a claim for Losses (a “Claim”) against any Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) with respect to a matter subject to indemnity hereunder, such Indemnified Party shall give notice (a “Claim Notice”) to (a) the Seller, in the case of an indemnification claim pursuant to Section 9.2(a) or (b) the Buyer, in the case of an indemnification claim pursuant to Section 9.2(b) (the “Indemnifying Party”), in either case as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may reasonably give rise to Losses for which indemnification may be sought under this Article IX; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnified Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction). Except with respect to Taxes, which are covered by Section 5.13, after receipt of a Claim Notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding at the Indemnifying Party's expense with counsel of its choice reasonably satisfactory to the Indemnified Party, unless the nature of the Claim creates an ethical conflict for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnifying Party has received the Claim Notice and that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim or raised in the Proceeding, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (iii) the Proceeding involves only a claim for money damages and no other relief and (iv) the Indemnifying Party conducts the defense of the Proceeding actively and diligently. The Indemnifying Party shall not compromise or settle any such Proceeding without the prior written consent of the Indemnified Party or enter into any settlement negotiations in connection with such Proceeding without giving prior written notice to the Indemnified Party. In all other cases the Indemnified Party may defend the claim or Proceeding with one counsel of its choosing reasonably satisfactory to and at the expense of the Indemnifying Party. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Proceeding defended by the Indemnifying Party and any appeal arising therefrom and employ its own counsel in connection therewith. The parties shall cooperate with each other in connection with any defense and in any notifications to insurers. If the Indemnifying Party fails to promptly and diligently assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost. The Indemnified Party shall provide prompt notice to the Indemnifying Party in the event of any compromise or settlement entered into pursuant to the immediately preceding sentence. Losses shall be paid within five (5) Business Days of the

Exhibit 2.1

final determination of the merits and amount of a Claim. This Section 9.3 shall not apply with respect to any Losses for which any Buyer Indemnified Party is seeking recovery under the Indemnification Insurance Policy or pursuant to its right of set off against the cash in the Escrow Account. The procedure for submitting Claims for which the Buyer seeks recovery under the Indemnification Insurance Policy shall be governed by the terms of the Indemnification Insurance Policy, and the procedure for submitting Claims for which the Buyer seeks recovery pursuant to its right of set off against the cash in the Escrow Account is set forth in Section 9.2(e).

9.4    Punitive Losses; Certain Offsets.

(a)    Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party under this Article IX or Section 5.13 for (i) punitive or exemplary Losses or (ii) consequential Losses (including for lost profits or diminution in value to the extent such items constitute consequential Losses), that in the case of this clause (ii) are remote or not reasonably foreseeable, in each case of (i) and (ii) as a result of any breach of this Agreement or other agreements referred to herein or of any private right of action that any party may have hereunder against another party hereto; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party. For purposes of this Article IX and Section 5.13, “Losses” shall be net of any insurance or other recoveries (net of any related deductible or expenses incurred in securing such recovery) received by the Indemnified Party or its Affiliates in connection with the facts giving rise to any right of indemnification hereunder.

(b)    Subject to Section 9.2(d), each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under this Article IX. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any deductible or expenses incurred by such Indemnified Party in collecting such amount.

(c)    Each Indemnified Party must mitigate in accordance with applicable Legal Requirements any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under this Article IX in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party's reasonable costs of mitigation) promptly after the benefit is received.

(d)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article IX and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

9.5    Exclusive Remedy. After the Closing Date, this Article IX and Section 5.13 shall provide the exclusive remedy for any breach or alleged breach of this Agreement, except in the case of common law fraud relating to the entry into this Agreement or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

Exhibit 2.1

ARTICLE X

DEFINITIONS

10.1    Certain Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“144A Offering” has the meaning set forth in Section 5.6(a).
“Additional Securities” means any common stock equivalents or options, warrants or other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency) or any other right to subscribe for or purchase any shares of NMI Common Stock (including any note or debt security convertible into or exchangeable for shares of NMI Common Stock or other equity securities of the Buyer) or any other security.
“Affiliate” means, with respect to any specified Person, another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means, collectively, (a) the Escrow Agreement and (b) any other Contracts delivered by any party hereto at or prior to the Closing.
“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.
“Audit” has the meaning set forth in Section 5.6(c).
“Audited Financial Statements” has the meaning set forth in Section 5.6(c).
“Auditor Reviewed Interim Financial Statements” has the meaning set forth in Section 5.6(c).
“Auditors” has the meaning set forth in Section 5.6(c).
“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Closing Expenses” has the meaning set forth in Section 2.4(b).
“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).
“Cash Consideration” has the meaning set forth in Section 2.1(b).
“CDW” means CDW, LLC and its Affiliates.

Exhibit 2.1

“CDW Retained Liability” means the amount set forth opposite CDW's name on Schedule I.
“Claim” has the meaning set forth in Section 9.3.
“Claim Notice” has the meaning set forth in Section 9.3.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“COBRA” has the meaning set forth in Section 5.3(b).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Common Stock Sale Price” shall mean the per share purchase price paid for the NMI Common Stock and Additional Securities, if any, in the 144A Offering.
“Competitive Activities” has the meaning set forth in Section 5.9(a).
“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including without limitation, any Governmental Body.
“Contract” means any agreement, contract, indenture, note, bond, loan, lease, conditional sale contract, purchase or sales order, option, license, instrument, mortgage, obligation, commitment, arrangement, promise or undertaking (whether written or oral) that is legally binding.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“D&O Policies” has the meaning set forth in Section 5.14(a).
“Director and Officer Indemnified Parties” has the meaning set forth in Section 5.14(a).
“Disclosure Schedule” means the schedules attached to this Agreement and entitled Disclosure Schedule.
“Dispute” has the meaning set forth in Section 11.4(a).
“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, Contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other material rights of Third Parties or material restrictions of any kind, including without limitation any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Equity Consideration” has the meaning set forth in Section 2.1(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.14(c).

Exhibit 2.1

“Escrow Account” shall mean the account designated by the Escrow Agent.
“Escrow Agent” shall mean a financial institution in the United States reasonably acceptable to the Buyer and the Seller.
“Escrow Agreement” shall mean a customary escrow agreement entered into by the Buyer with the Escrow Agent relating to the escrow of the Escrowed Cash Consideration, which agreement shall be mutually acceptable to the Buyer and the Seller.
“Escrowed Amount” has the meaning set forth in Section 2.3(b)(ii).
“Escrowed Cash” has the meaning set forth in Section 2.3(b)(ii).
“Escrowed Cash Consideration” has the meaning set forth in Section 2.1(b).
“Excluded Liabilities” means any Liability of the Purchased Subsidiary, any of its Subsidiaries or of the Seller that is not a Retained Liability.
“Excluded Taxes” means (a) any Taxes of the Purchased Subsidiary or any of its Subsidiaries for any Pre-Closing Tax Period, (b) any Taxes of any other Person, including the Seller or any of its Affiliates (other than the Purchased Subsidiary and its Subsidiaries) for any taxable year or period, (c) any Taxes for which the Purchased Subsidiary or any of its Subsidiaries may be liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax law), (d) any Taxes arising from or in connection with any breach by the Seller or any of its Affiliates of any covenant contained in this Agreement, (e) any Taxes arising from or in connection with any inaccuracy in or breach of any of the representations or warranties made by the Seller in this Agreement, (f) any Taxes imposed on the Seller, the Purchased Subsidiary or any of its Subsidiaries as a result of the sale of Shares hereunder (including the recognition of any “deferred intercompany gain” or “excess loss account”), (g) fifty percent (50%) of any Transfer Taxes, and (h) all costs and expenses, including legal, accounting, appraisal, consulting, or similar fees, actually incurred relating to the foregoing. For purposes of this Agreement, in the case of any Straddle Period, Taxes shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date: (i) in the case of Taxes based on or measured by income or receipts of the Purchased Subsidiary or any of its Subsidiaries, on the basis of an interim closing of the books as of the close of business on the Closing Date (provided, however, that in closing the books of the relevant entity as of the end of the Closing Date, exemptions, allowances, or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated on a daily basis); and (ii) in the case of any other Tax of the Purchased Subsidiary or any of its Subsidiaries, pro rata on the basis of the number of dates in such Tax period.
“Existing Policies” has the meaning set forth in Section 5.14(a).
“Fannie Mae” means the Federal National Mortgage Association.
“Freddie Mac” means the Federal Home Loan Mortgage Corporation.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal), the Wisconsin Office of the Commission of Insurance and Fannie Mae and Freddie Mac.

Exhibit 2.1

“GSE Approval” means conditional approval by either Fannie Mae or Freddie Mac necessary to permit the Buyer to write private mortgage insurance on terms and in a form acceptable to the Buyer in the Buyer's sole discretion.
“Guarantee” means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).
“Indebtedness” means (a) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (b) every capital lease obligation, (c) every obligation issued or assumed as the deferred purchase price of property or services and (d) all obligations in respect of surety bonds, letters of credit or other similar instruments.
“Indemnification Insurance Policy” has the meaning set forth in Section 5.15.
“Indemnification Notice” has the meaning set forth in Section 9.2(e).
“Indemnified Party” has the meaning set forth in Section 9.3.
“Indemnifying Party” has the meaning set forth in Section 9.3.
“Individual Arrangements” has the meaning set forth in Section 3.14(b).
“Insured Parties” has the meaning set forth in Section 5.14(a).
“Intellectual Property” means all United States and foreign (a) patents, patent rights, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade names, fictitious business names, logos, domain names, reissues, re-examinations, substitutions and extensions thereof, (c) copyrights (registered and unregistered) and applications for copyright registration, (d) mask works and registrations and applications for registration thereof, (e) computer software programs and applications (whether in source or object code forms) and related documentation, (f) databases and sui generis database rights, (g) trade secrets, know-how and confidential or proprietary information, whether patentable or nonpatentable and whether or not reduced to practice, processes and techniques, research and development information and (h) other proprietary rights relating to any of the foregoing (including, without limitation, associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the Legal Requirements of all jurisdictions.
“IRS” means the Internal Revenue Service.
“Knowledge of the Seller” means the knowledge of Larry Harlow, James Imhoff, James McCourt, Philip Pelanek and Henry Wertheimer, in each case after reasonable inquiry and diligence and taking into account the respective duties and responsibilities of each.

Exhibit 2.1

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Body.
“Liability” means any liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including without limitation any direct or indirect Guarantee of any Liability of any other Person.
“Licensed Intellectual Property” means all Intellectual Property that is licensed to one or more of the Purchased Subsidiary or its Subsidiaries.
“Losses” has the meaning set forth in Section 9.2(a).
“MAC Financial Holding Corporation Shares” means all issued and outstanding capital stock of MAC Financial Holding Corporation, a Delaware corporation and wholly owned subsidiary of the Seller.
“MAC Technology Platform” means, collectively, the following Assets of the Seller and its Affiliates:
(a)    all tangible and intangible assets included in the systems, data center, core services and data listed in Section 10.1(a) of the Disclosure Schedule;

(b)    all computer program object code, source code, supporting technical and user documentation and media for all software applications of any kind comprising or otherwise part of any proprietary computer programs used in connection with the items described in Section 10.1(b)(i) of the Disclosure Schedule or otherwise used in or necessary to the Seller's or its Affiliates' underwriting, policy administration, billing, customer service, claims handling, risk management, information technology and technology development operations, policies and procedures, and all obsolete and unsupported versions as well as all currently-supported versions of any of the foregoing, together with all customizations, enhancements, modifications, updates, upgrades, patches and works-in-progress, and all intellectual property rights therein, including without limitation all of the foregoing described in Section 10.1(b)(ii) of the Disclosure Schedule;

(c)    all graphical user interfaces and application program interfaces of any kind used in connection with any of the items referenced in subclause (i) or (ii) above, including without limitation all of the foregoing described in Section 10.1(c) of the Disclosure Schedule;

(d)    all servers, routers, desktop computers, laptops, fixed and mobile computer storage devices, network equipment, non-fixed media (i.e., CDs, historical backup tapes, USB drives, thumb drives or other storage devices that can be temporarily attached to a computer) and all other computer and electronic equipment of any kind used by the Seller in the operation, maintenance or support of any of the items referenced in subclause (i), (ii) or (iii) above, including without limitation all of the foregoing described in Section 10.1(d) of the Disclosure Schedule;

(e)    all other documentation, forms, records (including maintenance and support records and audit records), procedures, policy documents, system specifications, scripts, logs, programmer notes,

Exhibit 2.1

databases and other materials of any kind, whether in print or electronic form, used by the Seller in the operation, maintenance or support of any of the items referenced in subclause (a), (b), (c) or (d) above, including without limitation all of the foregoing described in Section 10.1(e) of the Disclosure Schedule;

(f)    (i) all licenses, leases, proprietary information agreements, confidentiality agreements, consulting agreements, service agreements and other Contracts of any kind (whether written or oral) to which either Seller or its Affiliates is a party (or under which the Seller or any of its Affiliates has rights) relating to operating system software, application software, hardware, network services, telecommunications services, data processing or storage services or information security services, and which are used in connection with the ownership, operation, use or maintenance of any of the Assets referred to in subclause (a), (b), (c) or (d) above, including without limitation all of the foregoing described in Section 10.1(f) of the Disclosure Schedule and (ii) all Contracts of the Purchased Subsidiary or any of its Subsidiaries; and
(g)    all desktop equipment and supplies (other than photographs and art work) used by any employee or independent contractor of the Seller or any of its Affiliates in connection with the operation, maintenance and support of any of the Assets referred to in subclause (a), (b), (c) or (d) above, including without limitation all of the foregoing described in Section 10.1(g) of the Disclosure Schedule.

“Material Adverse Effect” means, with respect to a Person or any portion of its business or assets, any events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such Person or such portion of its business or assets; provided, however, that none of the following shall constitute a Material Adverse Effect: (a) changes that result from actions taken at the written request of the Buyer and not necessary to effect the Closing of the transactions contemplated hereby; (b) changes that the Person can demonstrate were primarily attributable to their compliance with the terms of this Agreement or any other Transaction Document; (c) changes that are the result of factors generally affecting the industry in which the Person operates; and (d) changes that are the result of economic factors affecting the national or international securities markets; except, in the case of clauses (c) and (d), to the extent disproportionately affecting such Person relative to other participants in the industry in which they operate.
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Multiple Employer Plan” shall mean a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.
“NMI Common Stock” has the meaning set forth in Section 2.1(a).
“NMI Warrants” shall mean warrants to purchase NMI Common Stock that have a term of not less than ten (10) years and that contain terms and provisions that (i) are at least as favorable as the most favorable terms and provisions contained in any warrant to purchase NMI Common Stock issued in connection with the 144A Offering or (ii) are mutually agreed to by the Buyer and the Seller in the event that no other warrants to purchase NMI Common Stock are issued in connection with the 144A Offering.
“Notices” has the meaning set forth in Section 11.3.
“Objection Notice” has the meaning set forth in Section 9.2(e).
“Order” means any law, rule, regulation, award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any referee, arbitrator or mediator.

Exhibit 2.1

“Organizational Documents” means any certificate or articles of incorporation, formation or organization, by-laws, operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust or other similar documents.
“Owned Intellectual Property” means all Intellectual Property that is owned by one or more of the Purchased Subsidiary or any of its Subsidiaries.
“Permits” has the meaning set forth in Section 3.7.
“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
“Plan” and “Plans” have the meanings set forth in Section 3.14(a).
“Post-Closing Liabilities” has the meaning set forth in Section 2.6(d).
“Post-Closing Tax Period” means any Taxable year or period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning immediately after the Closing Date.
“Potential Contributor” has the meaning set forth in Section 9.4(d).
“Pre-Closing Tax Period” means any Taxable year or period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Pre-Transaction MAC Technology Platform” has the meaning set forth in Section 2.4(b).
“Proceeding” means any action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or referee, trustee, arbitrator or mediator.
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchased Intellectual Property” has the meaning set forth in Section 3.12(a).
“Purchased Shares” has the meaning set forth in the Recitals.
“Purchased Subsidiary” has the meaning set forth in the Recitals.
“Purchased Subsidiary Contracts” has the meaning set forth in Section 3.13(a).
“Representatives” shall mean, with respect to any Person, such Person's officers, directors, employees, agents, advisors and other representatives.
“Restricted Transaction” has the meaning set forth in Section 5.8(a).
“Retained Liabilities” means (a) any Liability of the Purchased Subsidiary or any of its Subsidiaries arising after the Closing Date under the Purchased Subsidiary Contracts or otherwise, except for Liabilities caused by a breach by the Seller or the Purchased Subsidiary or any of its Subsidiaries of its obligations on or prior to the Closing Date under such Purchased Subsidiary Contracts and (b) the Liabilities listed on Schedule I to this Agreement.

Exhibit 2.1

“Seller” has the meaning set forth in the Preamble.
“Seller Closing Expenses” has the meaning set forth in Section 2.4(a).
“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).
“Seller Operating Expenses” has the meaning set forth in Section 5.2(c)(i).
“Seller's Account” means such bank account as the Seller reasonably directs by written notice delivered to the Buyer by the Seller at least two (2) Business Days before the Closing Date.
“Share Certificates” has the meaning set forth in Section 2.3(a)(i).
“Specified Litigation” means the Proceeding pending in the Circuit Court of Cook County, Illinois captioned CDW, LLC v. Mortgage Assurance Corporation, No. 11L-008804 and any investigation, prosecution, defense, negotiation or settlement relating to the foregoing.
“Straddle Period” means, with respect to the Purchased Subsidiary or any of its Subsidiaries, any taxable period beginning on or prior to and ending after the Closing Date.
“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to tax imposed with respect thereto.
“Tax Contest” means any federal, state, local or foreign audit, examination, refund litigation, adjustment in controversy, or other administrative proceeding or court proceeding.
“Tax Returns” means any return, report or information statement with respect to Taxes (including but not limited to statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Body, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.
“Technology Improvements” has the meaning set forth in Section 2.6(a).
“Third Party” means any Person other than the parties to this Agreement.
“Third Party Agreements” has the meaning set forth in Section 5.5(a).
“Transaction Documents” means this Agreement, the Ancillary Agreements and all other Contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.
“Transaction Related Expenses” has the meaning set forth in Section 5.2(c)(ii).
“Transfer Taxes” has the meaning set forth in Section 5.13(f).

Exhibit 2.1

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unaudited Financial Statements” has the meaning set forth in Section 3.9(a).
“WARN Act” means the Worker's Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §2101, et seq., and any similar state and local Legal Requirements, as amended from time to time, and any regulations, rules and guidelines issued pursuant thereto.
“Warrant Purchase Price” means the purchase price of one NMI Warrant as determined by an independent third-party appraisal firm as shall be mutually acceptable to both the Buyer and the Seller in their respective reasonable discretion and which shall be the lowest purchase price of one NMI Warrant paid by any bona fide third party purchaser of NMI Warrants (if any) in connection with the 144A Offering.
“Withdrawal Liability” means Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
10.2    General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any Person. For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires:

(a)    any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa;

(b)    the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(c)    the use of the term “including” (and with correlative meaning “include” and “includes”) means including without limitation;

(d)    references to Sections, clauses, other subdivisions and exhibits are references to Sections, clauses, other subdivisions and exhibits of this Agreement;

(e)    the captions, titles and headings used in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall not affect its construction or interpretation; and

(f)    any reference herein to a statute, rule or regulation of any Governmental Body (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time.

Exhibit 2.1

ARTICLE XI

MISCELLANEOUS

11.1    Expenses. Except as otherwise provided herein, each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.2    Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that a party may make any public disclosure it believes in good faith is required by applicable Legal Requirements, in which case such party will use its reasonable efforts to consult with the other party prior to such disclosure. The Seller and the Buyer will consult with each other concerning the means by which the Seller's employees, customers and suppliers and others having dealings with either of them in connection with the Purchased Subsidiary and its Subsidiaries or their respective Assets will be informed of the contemplated transactions and will use reasonable efforts to facilitate the Buyer's participation in any such communication when appropriate.
11.3    Notices; Certain Consents. All notices, consents, waivers and deliveries (“Notices”) under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand (against receipt), (ii) when sent by facsimile or electronic-mail (with written confirmation of receipt), (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or (iv) five (5) days after being sent by registered or certified mail, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may hereafter designate by similar Notice to the other parties):

If to the Seller:
MAC Financial Ltd.
c/o MAC Financial Holding Corporation
1600 Aspen Commons
Suite 950
Middleton, WI 53562
Attention: Philip S. Pelanek
Facsimile No.: (608) 826-0157

with a copy to:
Skadden, Arps, Slate Meager & Flom
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Peter C. Krupp
Facsimile No.: (312) 407-8513

If to the Buyer:
NMI Holdings Corp.

Exhibit 2.1

c/o FBR & Co.
1001 19th Street North
Arlington, Virginia 22209
Attention: Joseph Kavanagh
Facsimile No.: (703) 312-1806

with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David E. Shapiro
Facsimile No.: (212) 403-2314
Attention: Alison M. Zieske
Facsimile No.: (212) 403-2107
11.4    Dispute Resolution.

(a)    If any disputes, differences or questions arise between the parties in respect of the interpretation, scope, validity or application of this Agreement or the Transaction Documents, or the subject matter hereof or thereof (a “Dispute”), representatives of the Seller and the Buyer as designated on Section 11.4 of the Disclosure Schedule shall cooperate, in good faith, to attempt to amicably resolve the Dispute prior to commencing legal action. If either party believes at any time that such representatives cannot resolve the Dispute, such party may by notice to the other party refer the Dispute to a senior officer from each party in accordance with Section 11.4(b).

(b)    If representatives of the parties cannot resolve a Dispute within thirty (30) Business Days, each party shall prepare a statement of its position and deliver it to the other party within the following ten (10) Business Days, and senior officer from each party shall meet with each other in Madison, Wisconsin (or other mutually agreed upon location) within thirty (30) days after receipt of such statement or the notice referred to in Section 11.4(a) in an effort to resolve the Dispute. If the senior officer of either party determines that the Dispute cannot be resolved without referral of the Dispute to an independent third party, such party shall notify the other party that it intends to commence legal action against the party in accordance with Section 11.12.

11.5    Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby (including conveyance and transfer of the Purchased Shares to the Buyer).

11.6    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by both parties hereto. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Exhibit 2.1

11.7    Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (together with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full. In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits and schedules (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.8    Assignments, Successors and No Third-Party Rights. Neither party may assign any of its rights or obligations under this Agreement without the prior consent of the other party except that the Buyer may assign any of its rights under this Agreement to any Affiliate of the Buyer, provided that any such assignment shall not relieve the Buyer of its duties and obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
11.9    Severability. The determination of any court that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.10    No Merger or Continuation. The parties acknowledge and agree that this Agreement and the transactions contemplated hereby shall in no way constitute a merger or consolidation of the Buyer and the Seller. Subject to the terms and conditions herein and in the other Transaction Documents, the Seller shall be responsible for the operation of its respective businesses from and after the Closing Date, and the Buyer shall not be a continuation of the Seller or any Affiliate of the Seller.

11.11    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

11.12    Jurisdiction of Disputes.    In the event that any party to this Agreement commences any Proceeding in connection with or relating to this Agreement or any Transaction Document, or any matter described or contemplated herein or therein, with respect to any of the matters described or completed herein or therein, the parties to this Agreement hereby: (a) agree under all circumstances, absolutely and irrevocably, to institute any Proceeding in a court of competent jurisdiction located in Delaware, whether a state or federal court; (b) agree that in the event of any such Proceeding, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 11.12; and (c) agree to waive to the full extent permitted by Legal Requirements any objection that they may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding or action was brought in an inconvenient forum. ALL PARTIES TO THIS AGREEMENT WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN THE EVENT OF A PROCEEDING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR ANY MATTER DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN.

Exhibit 2.1

11.13    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto and to other Transaction Documents may be delivered by facsimile or .pdf and shall be deemed originals.

[Signature Page Follows]

Exhibit 2.1

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
SELLER:
MAC FINANCIAL LTD.

By:    /s/ Philip S. Pelanek
Print name: Philip S. Pelanek
Title: President and Chief Executive Officer

BUYER:
NMI HOLDINGS, INC.
By:    /s/ Joseph Kavanagh
Print name: Joseph Kavanagh
Title: Vice President & Secretary